Exhibit 2.1

ASSET PURCHASE AGREEMENT

Between

DAYTON GAMING, INC.

and

THE SANDS REGENT, INC., BUYERS

and

DAYTON DEPOT, REDHAWK VENTURES, LLC

and

THE WANDLER FAMILY TRUST, SELLERS

and

STAGS LEAP PARTNERS, LLC

February 25, 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made this 25th day of January, 2005 (Effective Date) by and between Dayton Depot, a Nevada corporation, dba Depot Casino (Dayton Depot), Redhawk Ventures, LLC, a Nevada limited liability company, dba Redhawk Sports Bar (Redhawk) and the Wandler Family Trust (Trust), Cletus F. Wandler and Georgette Wandler, Co-Trustees (Dayton Depot, Redhawk and the Trust collectively Sellers), Stags Leap Partners, LLC (Stags Leap), a Nevada limited liability company, and Dayton Gaming, Inc., a Nevada corporation (Buyer) and The Sands Regent, a Nevada corporation.

RECITALS

A. Dayton Depot operates a nonrestricted gaming business under the fictitious business name “Depot Casino” with 256 gaming devices, 2 restaurants and 2 bars (Casino Business) on real property and improvements leased from the Trust (Casino Property, Casino Facilities and Casino Lease);

B. Redhawk operates a sports bar with 33 gaming devices, restaurant and bar service (Sports Bar Business) on real property and improvements owned by the Trust (Sports Bar Property Sports Bar Facilities and Sports Bar Lease);

C. The Trust owns the Casino Property which it leases to Dayton Depot pursuant to the terms and conditions of the Casino Lease, and the Sports Bar Property which it leases to Redhawk pursuant to the terms and conditions of the Sports Bar Lease.

D. Sellers desire to sell the Casino Business and Sports Bar Business and all of the assets, properties and rights, tangible and intangible, real and personal, used in conjunction with those businesses to Buyer and Buyer desires to purchase same from Sellers for the price and on the terms and conditions set forth in this Agreement.

E. Stags Leap is in the process of developing the RV Park, is the owner of the RV Park Property and is willing to grant the RV Park Option to Buyer on the terms and conditions stated in Section 17.

In consideration of the premises, and the mutual considerations, covenants and agreements provided below, the Sellers and the Buyer agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings indicated below unless a different meaning clearly appears from the context:

1.1 “Assignment of Equipment Leases and Contracts” shall mean the assignment of the Equipment Leases and Contracts to be executed by one or more of Sellers and delivered to Buyer on the Closing Date in the form of Exhibit 1A.

1.2 “Assignment of Tradenames” means the Assignment of Tradenames, Trademarks and Servicemarks to be executed by Dayton Depot and Redhawk, respectively, and delivered to Buyer on the Closing Date under the terms of each shall assign, transfer, set over and convey to Buyer all of their right, title and interest in and to all tradenames, trademarks and servicemarks and all goodwill associated therewith and any and all state and federal applications and registrations used in connection with or relating to the Casino Business or the Sports Bar Business, in the form of Exhibit 1-B.

1.3 “Bankroll Funds” shall mean all Cash, including without limitation, all cash in cashier’s cages, vaults, cash registers, Gaming Devices (as defined in NRS 463.0155), and associated equipment (as defined in NRS 463.0136) and bankroll of the Casino Business and the Sports Bar Business, wherever located, held or deposited, as of the Transfer which are used in connection with the Casino Business and the Sports Bar Business, less:

(a) The percentage owned by vendors participating in revenues;

(b) All progressive slot liabilities (less resets); and

(c) The aggregate amount of slot fills (loads) calculated in the manner required by Section 11.4(b).

1.4 “Buyer” shall mean Dayton Gaming, Inc., a Nevada corporation, a wholly owned subsidiary of The Sands Regent.

1.5 “Buyer Assumed Liabilities” shall mean the liabilities to be assumed by Buyer on the Closing Date as more particularly described on the schedule of Buyer Assumed Liabilities attached as Exhibit 2.

1.6 “Buyer’s Closing Documents” shall mean the agreements and documents set forth in Section 9 below, each of which is to be executed by Buyer and/or delivered to Sellers on the Closing Date and all other consents, certificates, documents and instruments to be delivered by Buyer pursuant to the terms of this Agreement.

1.7 “Cash” shall mean, when used in connection with any Person, all monetary and other items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

1.8 “Casino Business” means the gaming, restaurant and bar business operated by Dayton Depot as the Depot Casino.

1.9 “Casino Deed” means the grant, bargain and sale Deed to be executed by the Trust and recorded in the Official Records of Lyon County, Nevada, on the Closing Date conveying the Casino Property, improvements and other appurtenances more particularly therein described to Buyer in the form of Exhibit 3A.

1.10 “Casino Facility” shall mean any and all buildings, improvements, fixtures and equipment now or hereafter situate on the Casino Property.

1.11 “Casino Lease” means the Lease dated                      by and between the Trust as Lessor and Dayton Depot as Lessee, pursuant to which the Trust leases the Casino Property to Dayton Depot.

1.12 “Casino Operating Assets” shall mean all assets, wherever located, owned or leased by Dayton Depot and used in connection with the Casino Business, including, without limitation any and all furnishings, fixtures and equipment, Gaming Devices and associated equipment which have been installed or are to be installed or used in connection with the operation of the Casino Business and those items of furniture, fixtures and equipment which have been purchased or leased or are hereafter purchased or leased by Sellers in connection with the Casino Business or in connection with any other business operation conducted on the Casino Property as more particularly described on Exhibit 4.

1.13 “Casino Property” shall mean that real property which is the subject of the Casino Lease as more particularly described in Exhibit 5, and Casino Facility.

1.14 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

1.15 “Closing” means the closing of the purchase and sale of the Purchased Assets and the Property provided for in this Agreement on the Closing Date.

1.16 “Closing Date” shall mean the last day of the month in which all conditions precedent set forth in Section 6 have occurred.

1.17 “Closing EBITDA” means the EBITDA of each of Dayton Depot and Redhawk (calculated separately for each entity) for the trailing 12 month period immediately preceding the Closing Date which shall be no less than their respective Pricing EBITDA and shall be calculated in the manner provided in Exhibit 6.

1.18 “Common Stock” means the shares of Common Stock of The Sands Regent to be issued to Sellers in partial payment of the Purchase Price as provided in Section 2.5.

1.19 “Dayton Depot Bill of Sale” shall mean the Bill of Sale for its portion of the Purchased Assets to be executed by Dayton Depot and delivered to Buyer on the Closing Date, in the form of Exhibit 7A.

1.20 “Due Diligence Period” has the meaning ascribed thereto in Section 17.

1.21 “EBITDA” shall mean the net income (or loss) of Dayton Depot and Redhawk (after eliminating all extraordinary or nonrecurring items of income or loss), plus to the extent deducted in computing such net income (or loss), without duplication, (i) all interest and other similar expense in respect of indebtedness for borrowed money and similar expense in respect of capitalized leases, plus (ii) all expenses for income taxes (whether paid, accrued or deferred), plus (iii) all depreciation and amortization of any assets or other non cash charges (including any depreciation, amortization or writeoff of intangible assets, transaction costs or goodwill), plus (iv) all dividend payments on preferred stock, whether or not paid in cash, plus (v) owner’s compensation payments, plus rent paid under the Casino Lease or for the Sports Bar Property; plus expenses for vehicles not retained by Buyer; plus discretionary meals, entertainment and travel expenses of Sellers; less (vi) interest and other similar income in respect of money loaned by either Dayton Depot or Redhawk and deposits of Dayton Depot and Redhawk. In determining EBITDA for any period, to the extent that as a result of conduct outside the ordinary course of business (x) any items of income of Sellers have been shifted out of such period, or (y) any items of expense have been shifted into such period, such items of income or expense shall be reclassified into the appropriate period. The Pricing EBITDA calculated in accordance with this Agreement is $                    . The schedule used to compute the Pricing EBITDA and the Closing EBITDA is attached as Exhibit 6 and shall be used to compute Closing EBITDA. The parties agree that the Pricing EBITDA number may be inserted during the Due Diligence Period when all information necessary to the calculation is available.

1.22 “Effective Date” means the date so designated in the first paragraph of this Agreement.

1.23 “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) Employee Pension Benefit Plan (including any Multiemployer Plan), (c) Employee Welfare Benefit Plan or (d) Other Employee Benefit Obligation.

1.24 “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

1.25 “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

1.26 “Environmental Claim” means, with respect to any Person, any written notice, claim, demand or other communication (collectively, a “claim”) by any other person alleging or asserting such person’s liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other Premises, personal injuries, fines or penalties arising out of, based on or resulting from (A) the presence, or release into the environment, of any Hazardous Material at any location, whether or not owned by such person, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party (other than workers compensation claims arising from isolated incidents) seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

1.27 “Environmental Law” means any law, regulation or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including without limitation ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

1.28 “Equipment Leases and Contracts” shall mean the executed leases, purchase contracts and participation agreements pertaining to the Casino Operating Assets and the Sports Bar Operating Assets as set forth on the schedule of Equipment Leases and Contacts attached as Exhibit 8.

1.29 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

1.30 “Escrow Account” means the account to be opened by the Title Company pursuant to the Escrow Agreement for the handling of the Purchase Deposit, the cash portion of the Purchase Price and all other sums, if any, to be delivered by the parties to the Title Company

1.31 “Escrow Agreement” shall mean that agreement pursuant to which the Purchase Deposit shall be held and disbursed which agreement is attached as Exhibit 9.

1.32 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

1.33 “Exhibit” shall mean those documents identified as such and attached to this Agreement each of which is incorporated herein by this reference.

1.34 “Existing Secured Loans” shall mean the existing loans to: (i) Nevada State Bank which is secured by a Deed of Trust dated                      and recorded in the Official Records of Lyon County, Nevada, in Book             , at Page     , as Document No.             , and (ii) Nevada State Bank which is secured by a Deed of Trust dated                      and recorded in the Official Records of Lyon County, Nevada, in Book              at Page      as Document No.            . The parties agree that the recording information may be inserted during the Due Diligence Period and upon receipt of the Title Report.

1.35 “GAAP” shall mean reference to generally accepted accounting principles applied on a consistent basis from period to period.

1.36 “Governmental Authority” shall mean any federal, state, regional, county or municipal governmental agency, board, commission, officer or official, including the Nevada Gaming Authorities, whose consent or approval is required or whose regulations must be followed as a prerequisite to (i) the continued operation and occupancy of the Casino Business and Casino Property or the Sports Bar Business and the Sports Bar Property by Buyer, and/or (ii) the performance of any act or obligation or the observance of any agreement, provision or condition of whatever nature as set forth in this Agreement by Buyer or Sellers.

1.37 “Hazardous Materials” includes (A) any “hazardous substance,” as defined by CERCLA or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (B) any “waste” or “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (C) any pollutant, contaminant, material, substance or waste regulated by the Clean Water Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (D) any pollutant, contaminant, material, substance or waste regulated by the Clean Air Act, as amended, or any other similar substance or waste regulated pursuant to any similar state or local law, regulation or ordinance; (E) any petroleum product; (F) any polychlorinated biphenyls; or (G) any radioactive material or substances.

1.38 “NDOT Lease” means that certain Multi Use Lease dated the 1st day of February, 2002, by and between Cletus F. Wandler and Georgette Wandler, Lessee, and the State of Nevada, acting by and through its Department of Transportation, Lessor.

1.39 “Nevada Gaming Authorities” shall mean a collective reference to the State Gaming Control Board and the Nevada Gaming Commission, or any agency of any state, county, city or other political subdivision which has jurisdiction over the gaming activities of Sellers.

1.40 “Order” means any award, decision, writ, judgment, decree, injunction, ruling, subpoena, verdict, entered, issued, made or rendered by any court, arbitrator, administrative agency, or similar order of any Governmental Authority (in each such case whether preliminary or final).

1.41 “Ordinary Course of Business” means an action taken by any of Sellers only if:

(a) Such action is consistent with the past practices of that Seller and is taken in the ordinary course of the normal day-to-day operations of that Seller with respect to the Purchased Assets and/or the Property;

(b) Such action is not required to be authorized by the board of directors or managers of that Seller (or by any Person or group of Persons exercising similar authority); and

(c) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or managers (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as that Seller.

1.42 “Pension Plan” means any “employee pension benefit plan” that is subject to Title IV of ERISA and which is maintained for employees of Dayton Depot or Redhawk or any ERISA Affiliates of either of them.

1.43 “Permitted Exceptions” means (a) all real estate taxes and assessments not delinquent as of the Closing; (b) the state of facts that would be disclosed by a current, accurate survey of the Casino Property or the Sports Bar Property or, if Buyer has obtained an ALTA survey of either which is acceptable to the Title Company, the state of facts disclosed by that survey and approved, or deemed approved, by Buyer pursuant to Section 19; (c) all liens, encumbrances, easements, covenants, conditions, and restrictions of record disclosed on the Preliminary Title Report or any subsequent revision of the Preliminary Title Report approved, or deemed approved, by Buyer in accordance with the terms hereof; and (d) any matter imposed upon the Casino Property or the Sports Bar Property by Buyer or arising as a result of the actions of Buyer.

1.44 “Person” means an individual, firm, corporation, trust, association, partnership, joint venture, tribunal or other entity.

1.45 “Post-Closing Adjustment” has the meaning set forth in Section 2.11.

1.46 “Post-Closing Assets” has the meaning set forth in Section 2.11.

1.47 “Post-Closing Liabilities” has the meaning set forth in Section 2.11.

1.48 “Post-Closing Recalculation” has the meaning set forth in Section 2.11.

1.49 “Post-Closing Schedule” has the meaning set forth in Section 2.11.

1.50 “Pricing EBITDA” means the EBITDA of Dayton Depot and Redhawk (calculated separately for each entity) for the trailing twelve calendar months immediately prior to the Effective Date calculated in the manner required by Exhibit 6.

1.51 “Property” means a joint reference to the Casino Property and the Sports Bar Property.

1.52 “Purchased Assets” shall mean the Casino Business and the Casino Operating Assets, the Sports Bar Business and Sports Bar Operating Assets, the Equipment Leases and Contracts, the NDOT Lease, the fictitious business names “Depot Casino and Redhawk Sports Bar.

1.53 “Purchased Assets Permitted Exceptions” means the liens and encumbrances on the Purchased Assets approved, or deemed approved, by Buyer pursuant to Section 4.6(b), as set forth in Schedule 4.6(b);

1.54 “Purchase Deposit” shall mean the sum of Fifty Thousand Dollars ($50,000) to be deposited with the Title Company into the Escrow Account, together with all interest earned thereon, if any, pursuant to Section 2.7(a).

1.55 “Purchase Price” means the purchase price for the Purchased Assets and the Property calculated as provided in Section 2.5.

1.56 “Redhawk” means Redhawk Ventures, LLC, a Nevada limited liability company, dba Redhawk Sports Bar.

1.57 Redhawk Bill of Sale” shall mean the bill of sale for its portion of the Purchased Assets to be executed by Redhawk and delivered to Buyer on the Closing Date, in the form of Exhibit 7B.

1.58 “Redhawk Operating Assets” shall mean those assets owned by Redhawk and used in connection with the Sports Bar Business, including, without limitation any and all furnishings, fixtures and equipment, Gaming Devices and associated equipment which have been installed or are to be installed or used in connection with the operation of the Sports Bar Business and those items of furniture, fixtures and equipment which have been purchased or leased or are hereafter purchased or leased by Sellers in connection with the Sports Bar Business or in connection with any other business operation conducted on the Sports Bar Property as more particularly described on Exhibit 10.

1.59 “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any real or personal property or any fixture, including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

1.60 “Retained Assets” shall mean all those assets to be retained by either Dayton Depot or Redhawk as set forth in the schedule of Retained Assets attached as Exhibit 11.

1.61 “Retained Payables” shall mean the payables to be paid by Sellers at the Closing as set forth in the schedule of Retained Payables attached as Exhibit 12.

1.62 “RV Park” means the RV Park which Stags Leap Partners, LLC plans to develop on the RV Park Property adjacent to the Casino Property and for which it holds all necessary approvals and permits for the immediate commencement of construction and development.

1.63 “RV Park Property” means the real property described in Exhibit 5C upon which Dayton Depot intends to build the RV Park.

1.64 “Schedules” shall mean those documents identified as such and attached to this Agreement each of which is incorporated herein by this reference.

1.65 “Sellers” shall mean Dayton Depot, Redhawk and the Trust.

1.66 “Sports Bar Business” means the gaming, restaurant and bar business operated by Redhawk as the Redhawk Sports Bar.

1.67 “Sports Bar Deed” means the grant, bargain and sale Deed to be executed by the Trust and recorded in the Official Records of Lyon County, Nevada, on the Closing Date conveying the Sports Bar Property, improvements and other appurtenances more particularly therein described to Buyer in the form of Exhibit 3B.

1.68 “Sports Bar Facility” means any and all improvements, fixtures and equipment now or hereafter situate on the Sports Bar Property,.

1.69 “Sports Bar Lease” means the oral lease dated by and between the Trust and Redhawk pursuant to which the Trust occupies the Sports Bar Property.

1.70 “Sports Bar Operating Assets” shall mean all assets, wherever located, owned or leased by Redhawk and used in connection with the Sports Bar Business, including, without limitation any and all furnishings, fixtures and equipment, Gaming Devices and associated equipment which have been installed or are to be installed or used in connection with the operation of the Casino Business and those items of furniture, fixtures and equipment which have been purchased or leased or are hereafter purchased or leased by Sellers in connection with the Casino Business or in connection with any other business operation conducted on the Casino Property as more particularly described on Exhibit 13.

1.71 “ Sports Bar Property” shall mean that real property which is the subject of the Sports Bar Lease as more particularly described in Exhibit 5B, and all improvements, fixtures and equipment now or hereafter situate thereon.

1.72 “Stags Leap” means Stags Leap Partners, LLC, a Nevada limited liability company.

1.73 “Subsidiary” shall mean, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its subsidiaries.

1.74 “Tax Allocation Schedule” has the meaning ascribed thereto in Section 6.3 and is attached as Exhibit 20.

1.75 “Title Company” shall mean First American Title Company of Nevada, a Nevada corporation, 5310 Kietzke Lane, Reno, Nevada 89511.

1.76 “Title Report” shall mean reference to the Preliminary Title Report issued by Title Company dated as of January     , 2005, Order No.             a copy of which is attached as Exhibit 14. The parties agree that the Title Report may be attached, and the date and order number of the Title Report inserted, during the Due Diligence Period following receipt of the Title Report.

1.77 “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 USC § 2101 et seq.

1.78 “Working Capital” means the current Purchased Assets of Dayton Depot and Redhawk less their respective Buyer Assumed Liabilities (calculated separately for each entity) as determined in accordance with GAAP applied on a basis consistent with Dayton Depot’s and Redhawk’s financial statements Working Capital may be expressed as a positive or a negative number.

2. PURCHASE AND SALE.

2.1 Purchased Assets. On the Closing Date, Sellers agree to sell, transfer, assign and convey to Buyer and Buyer agrees to purchase for the consideration and on the terms hereinafter provided, the Purchased Assets and the Property; provided, however, that Sellers may continue to use the name Redhawk Ventures, LLC as the name of their limited liability company, but shall not actively conduct any business using the name “Redhawk”.

2.2 Asset Exceptions. The Purchased Assets do not include and Sellers shall reserve and retain all right, title and interest in and to the Retained Assets.

2.3 Buyer Assumptions and Indemnities. Buyer shall assume the Buyer Assumed Liabilities and shall indemnify and hold Sellers harmless from all liabilities relating thereto on and arising after the Closing Date as provided in Section 15.

2.4 Sellers’ Retained Liabilities. Sellers shall be responsible for the payment of the Retained Payables and any and all other liabilities of Sellers, other than the Buyer Assumed Liabilities, and shall indemnify Buyer from any liability relating thereto as provided in Section 15.

2.5 Purchase Price. Subject to adjustment as provided in Sections 2.8 and 2.11, the Purchase Price for the Purchased Assets, the Casino Property and the Sports Bar Property shall be the sum of (a) the lesser of the Pricing EBITDA or the Closing EBITDA multiplied by 5, (b) plus that number of shares of the Common Stock which have a market value equal to the product of the lesser of the Pricing EBITDA or the Closing EBITDA multiplied by .35 based on the average of the daily high and low sales prices of the common stock as reported on the Nasdaq National Market-Small Cap for the ten (10) trading day period ending two (2) trading days prior to the Closing Date, and (c) the Working Capital. For the purposes of the Closing only, Closing EBITDA shall be based on the EBITDA for the twelve months preceding the month prior to the Closing Date, subject to adjustment as provided in Section 2.11.

2.6 Payment. On the Closing Date, Buyer shall pay ninety percent (90%) of that portion of the Purchase Price which is the product of the calculations required by Sections 2.5(a) and (c) to Sellers in cash, less the Purchase Deposit and interest, if any, earned thereon and any deductions from the Purchase Price required by Section 2.8. The Common Stock shall be delivered to Seller upon the last to occur of the following events: (ii) the Closing, or (ii) compliance by Buyer and Sellers with all applicable securities laws and receipt of customary investment representations from Sellers, including that each Seller who shall receive Common Stock is an “Accredited Investor” as such term is defined in Rule 501 adopted under the Securities Act of 1933, as amended. The Common Stock to be issued shall be subject to a contractual restriction on sale for 2 years. In no event shall the number of shares of Common Stock issued to Sellers in connection with the Acquisition represent more than 10% of the Buyer’s outstanding capital stock prior to such issuance.

2.7 Deliveries, Purchase Deposit and Escrow Agreement.

(a) Concurrently with the execution and delivery of this Agreement by the parties hereto, Buyer shall deliver the Purchase Deposit to the Title Company for deposit into the Escrow Account. The Purchase Deposit shall be nonrefundable upon the expiration of the Due Diligence Period without Buyer having exercised its right to terminate this Agreement as provided in Section 14.1(a).

(b) During the Due Diligence Period, and as soon after the Effective Date as reasonably practicable, Buyer, Sellers and the Title Company shall execute and deliver the Escrow Agreement.

2.8 Existing Secured Loans. On or before the Closing Date, Sellers shall discharge all Existing Secured Loans, other than the Buyer Assumed Liabilities, and discharge of record, or cause to be discharged of record, all liens and encumbrances on the Purchased Assets, Casino Facilities, Sports Bar Facilities and or the Property, other than those securing the Buyer Assumed Liabilities. If on the Closing Date there is any other security interest, lien or encumbrance which is capable of being satisfied by the payment of money, then Sellers shall use such of the cash portion of the Purchase Price as is necessary to either discharge, satisfy or bond over same, and shall deliver to Buyer at the Closing all instruments, in recordable form, necessary to release, satisfy or bond over those security interests, liens and encumbrances and to permit the Title Company or any other necessary person to remove those security interests, liens or encumbrances, as exceptions to the Title Policy, and as a lien on the Purchased Assets, Casino Facilities, Sports Bar Facilities or the Property, together with a sum equal to the cost of recording or filing all such instruments and documents.

2.9 Adjustments and Prorations. The following matters and items shall be apportioned between the parties hereto or, where applicable, charged or credited in total to a particular party, as of the Closing Date. Net amounts chargeable to Sellers shall be deducted from the Purchase Price and net amounts chargeable to Buyer shall be paid by Buyer, on Closing Date:

(a) Taxes and Assessments. Taxes (other than prepaid or accrued gaming taxes and/or fees), including, but not limited to, real estate, personal property, business, occupation, unemployment taxes, and sales taxes, if any (based on the most current available information), and water and sewer charges shall be prorated as of the Transfer. The proratable figures for the fiscal year for which the taxes or other items were assessed or charged on the basis of applicable governmental records, will be readjusted when the actual bills are available. Buyer shall receive a credit for any unpaid real estate taxes for the fiscal year 2003-2004. Any real estate taxes assessed for the fiscal year 2004-2005 will be prorated as of the date that billings are received with respect thereto, with Sellers being responsible for the taxes accrued with respect to all periods prior to the Closing Date, and Buyer being responsible for all subsequent periods. Any accrued or existing special assessments pertaining to the Casino Property or the Sports Bar Property shall be paid by the Sellers prior to Closing.

(b) Utility Payments. Telephone payments and payments for the supply of heat, steam, electric power, gas, lighting and any other utility service will be prorated as of the Closing Date. All deposits, if any, made by Sellers as security under any public service contracts shall be credited to Sellers if they remain on deposit for the benefit of Buyer. Where possible, cut off rates will be secured for all utilities as of the Closing Date.

(c) Insurance. Unless otherwise agreed prior to the Closing Date, Seller’s insurance, if any, shall be cancelled as of the Closing Date and Seller shall retain all prepaid premiums. Buyer shall arrange for its own insurance coverage as of the Closing Date. To the extent Buyer assumes any insurance, prepaid premiums shall be prorated as of the Closing Date.

(d) Rent Payments. All prepaid rents or accrued rents under the Casino Lease and the Sports Bar Lease shall be prorated as of the Closing Date and credited, as the case may be, to the Sellers or the Buyer.

(e) Compensation. Compensation of the staff and other employees of the Casino Business and the Sports Bar Business will be prorated as of the end of their respective shifts on the Closing Date. All costs of accrued employee benefits (sick leave, vacation leave, health, dental and life insurance benefits, 401(k) plans, etc., if any) shall be determined as of the Closing Date and shall be charged to and paid by the Sellers.

(f) Prepaid Expenses; Retained Payables; Accrued Expenses. The Sellers shall be credited with all prepaid expenses, including maintenance and service contracts, which have been paid by them prior to the Closing Date but which are allocable under GAAP to periods after the Closing Date. The Sellers shall pay all Retained Payables as of and including the Closing Date. The Sellers shall pay or be charged with, and the Buyer shall receive credit for, all expenses which have been accrued in accordance with GAAP at the Closing Date, but which will be paid after the Closing Date.

(g) Slot Machine Tokens or Chips. Buyer shall assume any outstanding slot machine token or chip liabilities (as such terms are defined in Regulation 12 of the Regulations of the Nevada Gaming Commission and State Gaming Control Board) as part of Working Capital. Seller hereby agrees to indemnify Buyer for amounts not specifically assumed by Buyer or amounts paid out to patrons in excess of the amount credited against the Purchase Price.

(h) Gaming Device Participation Agreements. All amounts receivable or payable by Seller pursuant to any agreement by which there is a sharing of gaming revenue from the Gaming Devices operated by Sellers in the Casino Business or the Sports Bar Business prorated as of the Closing Date.

(i) Basis of Allocations. In making apportionments, all prepaid rents and similar items shall be prorated on the basis of the number of days of use or occupancy to and including the Closing Date; all prepaid taxes, charges and impositions shall be prorated on the basis of the number of days of the applicable tax year, or on the basis of unit costs, if this is not practicable, on the basis of the number of days before and after that time, to and including the Closing Date.

2.10 Employee Termination. On the Closing Date, Dayton Depot and Redhawk shall terminate all of their respective employees involved in the Casino Business and the Sports Bar Business and issue to such terminated employees payroll checks, dated as of the Closing Date, for all earned salary, wages, sick pay, vacation and other compensation and benefits (net of usual withholdings) owed to such employees for their services rendered through the Closing Date other than payment of compensation and bonuses arising under those severance and bonus agreements identified in Exhibit 15, which are not yet due and payable and the payment of which are and remain the sole responsibility of Sellers unless a Buyer Assumed Liability and included in Working Capital. Seller shall comply with all provisions of federal and state law relating to the continuation of health insurance and pension benefits for terminated employees. Sellers shall comply in all respects with the Worker Adjustment and Retraining Notification Act, 29 USC § 2101 et. seq. and shall indemnify, protect and defend Buyer from and against any liability, cost, expense, claim or demand, including attorneys’ fees and costs incurred, arising from its failure to do so.

2.11 Employment of Dayton Depot and Redhawk Employees. Buyer may hire some, all or none of Dayton Depot’s and Redhawk’s employees. In the event Buyer hires any one or more of Dayton Depot’s or Redhawk’s employees, Buyer shall not be obligated to assume any employee benefit or other plans. In accordance with Section 2.8(e) and unless a Buyer Assumed Liability and included in Working Capital, all costs of accrued employee benefits, if any, shall be paid by Seller on the Closing Date and Seller shall indemnify, protect and defend Buyer from and against any liability therefor, including costs and attorneys’ fees incurred.

2.12 Post-Closing Adjustments.

(a) On or before fifteen (15) business days after the Closing Date, a representative of Buyer and a representative of Seller shall jointly calculate the Closing EBITDA and, based thereon, the unpaid portion of the Purchase Price which shall be subject to adjustment as herein provided; and will jointly prepare a mutually agreed upon schedule (the “Post-Closing Schedule”) that sets forth (i) all unpaid wages, salaries, commissions, bonuses, fringe benefit payments (including vacation pay), and all other unpaid direct and indirect compensation of any kind for all services performed by the employees of Sellers prior to the Closing Date; (ii) any slot-club liability, any chip and token liability or any complimentary arrangement for food or beverage or lodging arising prior to the Closing Date for any guest or customer of either Dayton Depot or Redhawk that has not been accrued and reserved in the Ordinary Course of Business; (iii) any amount of accrued liability as determined by the amount shown as of 10:00 A.M. PST on the Closing Date on the progressive meter of all of the progressive slot machines that exceed the base jackpot of such machines (items (i), (ii) and (iii), collectively, the “Post-Closing Liabilities”); (iv) any amount of prepaid balances (including but not limited to taxes, insurance, and deposits) apportioned to the period after the Closing Date to the extent Buyer receives benefit thereof; and (v) inventories, including but not limited to promotional items and food and beverage items in the restaurants as of the Closing Date (items (iv) and (v), collectively, the “Post-Closing Assets”). Sellers agree to pay to Buyer by wire transfer of immediately available funds, cash in the amount by which the excess, if any, of the Post-Closing Liabilities over the Post-Closing Assets, exceeds the balance of the Purchase Price unpaid at Closing as soon as practicable after final determination of the Post-Closing Schedule. If the amount of Post-Closing Assets exceeds the amount of Post-Closing Liabilities, Buyer agrees to pay to Seller cash in the amount of such excess and the balance of the Purchase Price unpaid at Closing as soon as practicable after final determination of the Post-Closing Schedule. Any such payment made pursuant to this Section 2.12(a) shall be referred to herein as the “Post-Closing Adjustment” and unless otherwise required by applicable law shall be treated for tax purposes as an adjustment to the Purchase Price.

(b) The Post-Closing Schedule shall be prepared in a manner consistent with GAAP. Attached hereto as Schedules 2.12(b)1 and 2 are examples of the Post-Closing Schedule of the Casino Business and the Sports Bar Business, respectively, as of December 31, 2004, which illustrate, and shall be used as a model, in preparing the Post-Closing Option. Each item included in the Post-Closing Option prepared as of the Closing Date shall be calculated in accordance with GAAP, in each case, consistent with the Financial Statements, books and records and past practice of Dayton Depot and Redhawk and in a manner consistent with the method of calculation used in determining the Post-Closing Adjustment as set forth on Schedules 2.12(b)1 and 2.

(c) If, within one year of the Closing Date, either party discovers a material error in or omission from the Financial Statements that (i) was in existence on the Closing Date, (ii) relates to the trailing twelve month period used to calculate the Closing EBITDA, and (iii) caused the Closing EBITDA to be miscalculated, the parties expressly agree that damages for such an error or omission shall be 5.35 times the EBITDA multiple that was used to calculate the Purchase Price. Upon discovery of such an error or omission, the discovering party shall provide notice to the other party of such event within fifteen business days. On or before fifteen (15) business days after receipt of such notice the parties shall jointly prepare a mutually agreed upon schedule that sets forth the revised Closing EBITDA, the revised Purchase Price and the total amount of damages. Each party agrees to pay the other party cash in the amount of such damages as soon as practicable after final determination of the total amount of such damages. Any such payment made pursuant to this Section 2.1 2(c) shall be referred to herein as the “Post-Closing Recalculation” and unless otherwise required by applicable law shall be treated for tax purposes as an adjustment to the Purchase Price. The sole and exclusive remedy for any damages for miscalculation of the Closing EBITDA based on an error or omission from the Financial Statements shall be this Section 2.12(c). For the purposes of this Section 2.12(c) “material” shall mean errors in or omissions from the Financial Statements which individually or cumulatively exceed Ten Thousand Dollars ($10,000.00).

(d) If the parties are unable to agree upon a Post-Closing Adjustment within the period provided in clause (a) above, or upon a Post-Closing Recalculation within the period provided in clause (c) above, and the amount of the disputed difference in the Post-Closing Adjustment or the Post-Closing Recalculation is less than or equal to $50,000, the Post-Closing Adjustment or the Post-Closing Recalculation, as the case may be, shall be deemed to be the average of the parties’ respective Post-Closing Adjustments or Post-Closing Recalculations. Any agreement among Buyer and Seller relating to the Post-Closing Adjustment or the Post-Closing Recalculation shall be final and binding upon all of the parties hereto.

(e) If the parties are unable to agree on a Post-Closing Adjustment within the period provided in clause (a) above, or upon a Post-Closing Recalculation within the period provided in clause (c) above, and the amount of the disputed difference in the Post-Closing Adjustment or the Post-Closing Recalculation is greater than $50,000, then the disputed matters shall be determined by arbitration as provided in this Section 2.12(d). Any arbitration proceeding will (i) proceed in a location in Reno, Nevada; (ii) shall be governed by the Nevada Uniform Arbitration Act, NRS38.206 to 38.248, inclusive; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses (including fees of attorneys or expert witnesses) incurred by such other party in compelling arbitration of any dispute. Such determination shall be final and binding upon all of the parties hereto.

3. INVESTIGATIONS.

3.1 Investigations. Buyer acknowledges that it has inspected the Casino Property and the Casino Facility, the Casino Property, the Sports Bar Property and the Sports Bar Facility and has entered into this Agreement on the basis of that inspection and Sellers’ representations and warranties as herein contained and all other agreements and documents required to be delivered by Sellers prior to or on the Closing Date. Nevertheless, Buyer wishes to have continued access to the Purchased Assets and the Property from the Effective Date through the Closing Date. Buyer shall be permitted to conduct further investigations of the Purchased Assets and the Property in accordance with Section 3.2. Such investigation may include, without limitation: a physical inspection of the Casino Property and the Casino Facility, the Sports Bar Property and the Sports Bar Facility, including soil, geological and other tests, engineering evaluations of the mechanical, electrical, HVAC and other systems; review of all governmental matters affecting the Purchased Assets or the Property, including zoning, environmental and building permit and occupancy matters; review, verification and audit of all financial and other information provided by Sellers relating to the Casino Business and the Sports Bar Business, review of the condition of title to the Casino Property and the Sports Bar Property; and review of such other matters pertaining to the Purchased Assets and the Property as Buyer deems advisable. Sellers shall provide Buyer with all information reasonably requested by Buyer within a reasonable period of time following Buyer’s request (taking into account the nature and scope of the request).

3.2 Access. At any reasonable time prior to the Closing Date and with prior notification to Sellers, Buyer, its agents and representatives shall be entitled: (i) to enter on and into the Casino Property, Casino Facilities and the Casino Business, the Sports Bar Property, Sports Bar Facilities and the Sports Bar Business to perform inspections and tests of the structural and mechanical systems, (ii) to examine and copy any and all books and records, maintained by Sellers or their agents relating to receipts and expenditures pertaining to the Casino Business and the Sports Bar Business, and (iii) to interview the staff and employees of Dayton Depot and Redhawk involved in Casino Business and Sports Bar Business. Sellers shall provide Buyer with all information in Sellers’ possession or control that is reasonably requested by Buyer within a reasonable period of time after Buyer’s request (taking into account the nature and scope of the request). Buyer agrees to indemnify, defend (with counsel reasonably acceptable to Sellers) and hold Sellers harmless from and against all claims, demands, liabilities and damages arising or resulting from Buyer’s investigations conducted under this Section 3.2, provided, however, that Buyer shall not be liable to Sellers for any claims, demands, liabilities or damages arising or resulting from facts or conditions that existed prior to the commencement of Buyer’s investigations or that were discovered by Buyer during the course of its investigations. Buyer also agrees: (a) to conduct its investigations in a manner which will not disrupt the Casino Business or the Sports Bar Business, and (b) to coordinate its investigations with Sellers, and to use Buyer’s reasonable efforts to provide Sellers with advance notice of any on-site investigation in order to afford Sellers an opportunity to have a representative present during such on-site investigation. Buyer and its agents and contractors shall provide Sellers with evidence of liability insurance coverage (to be reasonable in scope and amount) with respect to all site testing and other on-site investigations to be performed on the Casino Property or the Sports Bar Property prior to the Closing Date (and all such insurance coverage shall name Sellers as additional insureds). Buyer shall deliver to Sellers, promptly after Buyer’s receipt of the same, a copy of any and all environmental reports, preliminary title reports and commitments, CLTA or ALTA surveys, soils reports, and engineering and structural reports respecting the Casino Property and the Sports Bar Property obtained by Buyer from Buyer’s contractor or contractors in the course of Buyer’s investigations under this Section 3.2, as well as any and all test results obtained by Buyer in connection therewith. Neither investigation by Buyer, nor the failure to exercise its right to investigate as provided in this Section 3, nor the results of any investigation which was or might have been conducted, shall relieve Sellers of any liability for the truth and accuracy of their representations and warranties made in this Agreement.

3.3 Sellers’ Deliveries of Documents and Information. Within five (5) days following the Effective Date, Sellers shall deliver to Buyer a full and accurate list and reasonably complete details concerning each item described below and a copy of each document to the extent such copies were in the possession or control of Sellers or any affiliate, agent or related party of Sellers:

(a) Copies of any and all title policies (together with endorsements), title commitments, title reports, certificates of title, and any documentation relating to liens, encumbrances, deeds of trust, mortgages, judgments, rights-of-way or easements, covenants, conditions or restrictions, other exceptions or matters of record relating to or affecting the Property, together with a correct legal description for each parcel of the Property.

(b) All reciprocal easement agreements and similar agreements which are in effect with any other interested party with respect to the Property, all as amended or otherwise modified.

(c) Copies of all certificate(s) of occupancy, zoning variances, licenses, permits, authorizations and approvals relating to the Casino Business, the Sports Bar Business or the Property from all Governmental Authorities, together with copies of any other material notices and agreements in Sellers’ possession relating thereto.

(d) Copies of any and all environmental permits, notices, demands, action letters, reports, assessments, audits, directives from any federal, state or local agency, documentation of remedial procedures, or other documentation, which is in Sellers’ possession or control, relating to environmental matters relating to or affecting the Property, the Casino Facilities or the Sports Bar Facilities, or any adjoining properties, including, but not limited to, the identification those portions of the Property, Casino Facilities or the Sports Bar Facilities, which have ever been or are now being used for the generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous substance, as that term is defined by CERCLA and Nevada state law descriptions; identification of all waste disposal sites on the Property; identification of the locations of underground tanks and lines, whether in use or abandoned, with a history of any spillage or leakage; a description of storage, treatment and disposal practices with respect to wastes generated by the Casino Business or the Sports Bar Business; a summary of all environmental testing done by Sellers or at Sellers’ request together with written reports concerning such testing or environmental matters (including all available Phase I, Phase II, and soils reports) and any written estimates about future expenditures for environmental programs relating thereto; identification, of all records regarding compliance history with environmental permits including air, water, underground storage, maritime, waste and sewer permits under federal, state, and local rules and regulations; identification of known events of noncompliance with permits and other environmental regulations, and disclosure of any anticipated changes in permit compliance levels; and any other reports on the environmental condition of the Property, the Casino Facilities, the Sports Bar Facilities.

(e) A copy of the statements for the most recent fiscal year for which statements have been issued for all real estate taxes (including assessed value) and personal property taxes and a copy of any and all notices pertaining to real estate taxes or assessment applicable to the Property and the Purchased Assets. Sellers shall promptly deliver to Buyer a copy of any such bills or notices received by Sellers after the Effective Date even if received after the Closing Date. A complete schedule setting forth when personal and real property tax payments were made and the date on which such payments were or are due and payable each year, and a schedule describing any ongoing tax disputes, together with copies of all revenue agents’ reports and correspondence with respect to any pending federal, state, provincial or similar tax proceedings for any open years relating to the Property or the Purchased Assets.

(f) A complete copy of all surveys, reports or recommendations prepared by or for Sellers, or in Sellers’ possession or control, which relate to compliance with Title III of the Americans With Disabilities Act and the regulations promulgated thereunder.

(g) Copies of the Casino Lease and a written statement signed by the Trust and Redhawk setting forth the terms and conditions of the Sports Bar Lease (Sports Bar Lease Statement).

(h) Copies of all equipment and other leases relating to the Casino Business the Sports Bar Business and the Purchased Assets.

(i) A schedule of all Trademarks and Tradenames and copies of all documents evidencing Sellers ownership of or right to use any and all Trademarks and Tradenames.

(j) A schedule of all Environmental Claims, permits issued by any Governmental Authority with respect thereto, environmental site assessment and characterization studies (Phase I and Phase II), remediation plans and systems, sampling and analytical results, and all reports filed with county, state of federal Governmental Authority having jurisdiction over the contaminated site; all documents evidencing or relating to the Existing Secured Loans; and a copy of any Pension Plan.

(k) Copies of all documents by which a security interest or other lien is created in or attaches to any tangible or intangible personal property, furniture, trade fixtures, equipment or Gaming Devices or associated equipment, in, on or used in conjunction with the Casino Business or Sports Bar Business or generated in conjunction with the Casino Business or the Sports Bar Business.

(l) A list of all managers, employees, agents and independent contractors and suppliers of Dayton Depot and Redhawk, together with a statement of all compensation currently payable for past and future services to each such person (including, without limitation, salaries and any bonus and fringe benefits payable to the person) and the compensation (as defined above) actually paid to each such person during the fiscal year ending December 31, 2004, and during the period from that date, to the Closing Date.

(m) A copy of the last Nevada Gaming Control Board audit report for the Casino Business and the Sports Bar Business together with copies of the response filed by Dayton Depot and Redhawk.

(n) A copy of the asbestos tests conducted at the time of the remodel of the Sports Bar Facility in 2002-03.

(o) A copy of the NDOT lease for parking adjacent to the Redhawk Property.

(p) Any other documents and information reasonably requested by Buyer relating to the Acquired Assets, Casino Business, Premises or the Integral Properties and Assets.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.

Sellers and each of them, jointly and severally, represent and warrant to Buyer as follows. All representations and warranties are true and correct as of the date hereof and, except as otherwise expressly provided herein, will be true and correct on the Closing Date.

4.1 Organization.

(a) Dayton Depot. Dayton Depot is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease, operate and sell the Casino Business and the Casino Property and to carry on its business as now being conducted. Dayton Depot has heretofore furnished or made available to Buyer complete and correct copies of its Articles of Incorporation and all amendments thereto (Articles) to the date hereof, and such Articles are in full force and effect.

(b) Redhawk. Redhawk is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to own, lease, operate and sell the Sports Bar Business and the Sports Bar Property and to carry on its business as now being conducted. Redhawk has heretofore furnished or made available to Buyer complete and correct copies of its Articles of Organization and all amendments thereto (Articles) to the date hereof, and such Articles are in full force and effect.

(c) Trust. The Trust is a revocable trust duly formed and validly existing under the laws of the State of Nevada, Cletus F. Wandler and Georgette Wandler are co-trustors and co-trustees and the sole beneficiaries of the Trust. The Trust has all requisite power and authority to own, lease and sell the Casino Property and the Sports Bar Property and to carry on its business as now being conducted. The Trust has heretofore furnished to Buyer a complete and correct copies of the trust indenture and all amendments thereto (Indenture) to the date hereof, and such Indenture is in full force and effect.

4.2 Power and Authority. Each Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized in accordance with the Articles and the Indenture and any requisite approvals of shareholders, directors, members, managers, trustees and beneficiaries have been obtained. This Agreement has been duly and validly executed and delivered by each Seller and is a valid and binding agreement of each Seller, enforceable against them in accordance with its terms, except as such enforcement may be subject to bankruptcy and insolvency laws of general application.

4.3 Compliance.

(a) Except as set forth in Schedule 4.3(a), since January 1, 2000, Sellers, to their knowledge, have been and are in substantial compliance with all: (i) material applicable laws and regulations of all Governmental Authorities applicable to the Purchased Assets and the Property and Sellers are not aware of any claim of violation, or of any actual violation, of any such laws and regulations, except where such failure or violation (whether actual or claimed) would not have a material adverse effect on the Purchased Assets or the Property or the financial results or performance of the Casino Business or the Sports Bar Business, and (ii) material applicable federal, state or local statutes, ordinances, rules, regulations, permits, consents, approvals, licenses, judgments, orders, decrees, injunctions or other authorizations governing or relating to the casino, liquor related activities and gaming activities and operations of Dayton Depot and Redhawk, including, without limitation, the Gaming Control Act (“Nevada Gaming Act”), as amended, and the rules and regulations promulgated thereunder. No Seller has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Authority since June 30, 2004, asserting that a license of it or them, as applicable, under any gaming laws should be revoked or suspended or that any such party is not in full compliance with such license.

(b) Except as set forth in Schedule 4.3(b), since January 1, 2000: (i) Sellers, to their knowledge, are, and have been, in full compliance with all of the terms and requirements of each award, decision, injunction, judgment, order, ruling, subpoena, or verdict (each, an “Order”) entered, issued, made, or rendered by any court, officer, authority administrative agency, or other Governmental Authority, or by any arbitrator to which it or the Purchased Assets, is or has been subject, and (ii) to Seller’s knowledge, no event has occurred nor does any circumstance exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which either Sellers the Purchased Assets or the Property is subject, except where such non-compliance, violation or failure to comply would not have a material adverse effect on the Purchased Assets. No Seller has received, at any time since June 30, 2004, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Seller or the Purchased Assets, is or has been subject, except as would not have a material adverse effect on the Purchased Assets.

(c) Except as set forth on Schedule 4.3(c), to Seller’s knowledge there is no investigation or review by any Government Authority or officer, including without limitation, any investigation or review by any Nevada Gaming Authorities or relating to compliance with any gaming laws, with respect to Sellers, the Purchased Assets or the Property is pending or threatened, nor has any Government Authority or officer indicated to any of them an intention to conduct any such investigation or review.

4.4 Consents and Approvals; No Violation. Except as disclosed on Schedule 4.4, the execution and delivery of this Agreement and related documents does not, and the consummation of the transactions contemplated hereby and the performance by Sellers of their obligations thereunder will not:

(a) Conflict with or violate any provisions of the Articles or Bylaws of Dayton Depot; the Articles or Operating Agreement of Redhawk; or the Trust Indenture;

(b) To Seller’s knowledge, require any consent, approval, order, authorization or permit of, or registration, filing or notification to, any Governmental Authority, except for: (i) the possible filing of a notification and report form by Sellers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) Buyer obtaining all necessary approvals under the Nevada Gaming Act and any other applicable gaming or liquor law, including those required by the Nevada Gaming Authorities and liquor regulatory authorities; (iii) the possible filing of a notification required by Chapter 612 of the Nevada Revised Statutes; and (iv) necessary notices under the WARN Act;

(c) Result in any conflict with or violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to a loss of a material benefit under, any of the terms, conditions or provisions of any guarantee, note, bond, indenture, lease, mortgage, license, franchise, agreement or other instrument or obligation to which any Seller is a party or by which any Seller may be bound, except for such conflicts, violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date; or

(d) Result in the creation of any lien, charge or encumbrance upon the Purchased Assets or the Property under any agreement or instrument to which any Seller is a party or by which any Seller is bound.

4.5 Labor Matters. Except as set forth in Schedule 4.5 hereto, Dayton Depot and Redhawk employ all personnel working in the Casino Business and the Sports Bar Business and neither Dayton Depot nor Redhawk is a party to any collective bargaining or other labor union contract applicable to their respective employees; no collective bargaining agreement is being negotiated by either Dayton Depot or Redhawk and neither of them has any knowledge of any material activities or proceedings: (a) involving any unorganized employees seeking to certify a collective bargaining unit, or (b) of any labor union to organize any of their employees. There is no labor dispute, strike or work stoppage against Dayton Depot or Redhawk pending or threatened which may interfere with the Casino Business or the Sports Bar Business.

4.6 Purchased Assets.

(a) Exhibits 5A and 5B identify the Casino Property and the Sports Bar Property, respectively, which constitutes all of the real property owned or leased by Sellers and used in conjunction with the Casino Business and the Sports Bar Business .

(b) Upon the transfer of the Purchased Assets to Buyer on the Closing Date, Buyer shall acquire good and marketable title thereto, free and clear of any and all liens, claims, encumbrances, equitable interests, easements, restrictions of any kind including any restrictions on use, transfer, receipt of income or exercise of any other attribute of ownership, leases, subleases, concession agreements, options to purchase, options to lease, options to joint venture or jointly develop, conditions, covenants, assessments, defects, claims or other exceptions of any nature whatsoever, except for the Purchased Assets Permitted Exceptions described on Schedule 4.6(b).

(c) Each of the Purchased Assets complies with, and is operated in accordance with, all material applicable laws affecting the ownership, improvement, development, possession, use, occupancy or operation thereof, except where the failure to comply, individually or in the aggregate, would not have a material adverse effect on the ownership, value or use of the Purchased Assets, individually or in the aggregate, or the financial performance of the Casino Business or the Sports Bar Business . There are no material defects in the physical condition of the Purchased Assets except for defects which, individually or in the aggregate, would not have a material adverse effect on the ownership, value or use of the Purchased Assets, individually or in the aggregate, except for ordinary wear and tear, the Casino Facilities and the Sports Bar Facilities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Purchased Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets and the Property are sufficient for the continued conduct of the Casino Business and the Sports Bar Business, respectively, after the Closing Date in substantially the same manner as conducted since June 30, 2004. Sellers have not received any notice from any Governmental Authority: (i) requiring any material repairs or changes to the Purchased Assets or the Property, or (ii) giving notice of any material governmental actions pending or threatened relating to the Purchased Assets or the Property.

(d) There is no action, proceeding, investigation or litigation pending (or, to the best knowledge of Sellers, contemplated or threatened): (i) to take all or any portion of the Purchased Assets or the Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, Purchased Assets or the Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Property; or (iv) otherwise relating to the Purchased Assets or the Property or the interests of Sellers therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation thereof.

(e) The Casino Facility and the Sports Bar Facility and all improvements on the Property are in material compliance with current building codes and Sellers have not received any written notices of any material violations of any applicable building codes which have not been remedied.

(f) The Casino Facilities and the Sports Bar Facilities are connected to and serviced by adequate water, sewage disposal, gas and electricity facilities in accordance with all material applicable laws, statutes, ordinances, rules and regulations of all public or quasi public authorities having or claiming jurisdiction thereover. All material systems (heating, air conditioning, electrical, plumbing and the like) for the current operation of the Casino Business and the Sports Bar Business are operable and in good condition (ordinary wear and tear excepted).

(g) There are no material commitments to or agreements with any governmental authority or agency (federal, state or local) affecting the Purchased Assets or the Property that are not described in or listed in an Exhibit or Schedule to this Agreement.

(h) There are no contracts or other obligations outstanding for the sale, exchange or transfer of any of the Purchased Assets or the Property, or any interest therein (including, without limitation, options, rights of first refusal, and the like) or any portion of the Casino Business or the Sports Bar Business.

4.7 Environmental Matters. Except as set forth in Schedule 4.7:

(a) To Seller’s knowledge, the Purchased Assets and the Property at all times have been, and continue to be, operated by the Sellers in material compliance with all Environmental Laws;

(b) With respect to the Purchased Assets and the Property, there have not been in the past, and there are no pending or, to Seller’s knowledge, threatened Environmental Claims;

(c) To Seller’s knowledge, there has not been a Release at any of the Casino Property, Casino Facilities, Sports Bar Property or the Sports Bar Facilities;

(d) Sellers are in material compliance with all permits, certificates, approvals, licenses and other governmental authorizations relating to environmental matters and necessary for the Casino Business and the Sports Bar Business, and no order has been issued, no Environmental Claim has been made, no penalty has been assessed and no investigation or review has occurred or is pending or threatened, by any Person with respect to any alleged failure by any of Sellers to have any license or permit required under applicable Environmental Laws in connection with the conduct of the Casino Business or the Sports Bar Business or to comply with any Environmental Laws or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Material generated by them;

(e) There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on the Property; and

(f) There are no facts upon which Sellers may reasonably be expected to become liable under any Environmental Law in any material respect.

4.8 Subsidiaries. Neither Dayton Depot, Redhawk or the Trust has any Subsidiaries and neither directly or indirectly owns, has an ownership or other interest in, or control of any corporation, partnership, joint venture, limited liability company, proprietorship or other entity which owns or has any interest in or managerial responsibility with respect to the Purchased Assets or the Property.

4.9 Financial Statements. Each of Dayton Depot and Redhawk has delivered to Buyer copies of the their respective unaudited balance sheets as of June 30, 2004 and statements of income for the six (6) months then ended, and for the interim period (Interim Period) commencing July 1, 2004 and ending December 31, 2004; and the reviewed financial statements for Dayton Depot for the years ended December 31, 2001, 2002 and 2003 (collectively, the “Financial Statements”). The Financial Statements are based upon the information contained in the books and records of Dayton Depot and Redhawk and fairly and accurately present the financial condition of Dayton Depot and Redhawk, respectively, as of the dates thereof and results of operations and cash flows of the Casino Business and the Sports Bar Business, respectively, for the periods referred to therein and in accordance with GAAP consistently applied, provided, however, that the interim statements approximate GAAP but do not have all final year end adjustments. The monthly financial statements generated by Dayton Depot and Redhawk from and after the Interim Period delivered and to be delivered to Buyer were and will be prepared on a basis consistent with the methods and procedures used to prepare the Financial Statements subject, in the case of the interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes, which if presented, would not differ materially from those in the audited statements. The Dayton Depot and Redhawk shall each deliver to the Buyer monthly financial statements within thirty (30) days from the close of any month prior to the Closing Date. In addition, each of Dayton Depot and Redhawk specifically covenant that they will obtain and immediately provide to Buyer financial statements within ninety (90) days after their respective fiscal years ending December 31, 2005.

4.10 Absence of Undisclosed or Contingent Liabilities. To Seller’s knowledge, neither Dayton Depot nor Redhawk have any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) in connection with the Purchased Assets, Property, the Casino Business or the Sports Bar Business except as set forth in the Financial Statements or that are current liabilities incurred in the ordinary course of business consistent with the past practice after June 30, 2004 and prior to the Closing Date and which are neither material in amount nor inconsistent with any of the representations or warranties made herein.

4.11 No Material Adverse Change. Since June 30, 2004, except as set forth in Schedule 4.11, there has not been any materially adverse change in the properties, assets, results of operation or condition (financial or otherwise) of Sellers, including customer or employee or supplier relations.

4.12 Tax Matters. For the purposes hereof, the term “Taxes” means all taxes, charges, fees, levies or other assessments, including without limitation, all gaming taxes, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, workmen’s compensation, social security, unemployment, excise, estimated, severance, stamp, occupation, real or personal or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Sellers or either of them or the Premises. To Seller’s knowledge, all material Taxes due from or required to be remitted by each Seller with respect to the Purchased Assets and the Property for the taxable periods ending on or prior to, and the portion of any Interim Period up to, the Closing Date have been fully and timely paid or, to the extent not yet due or payable, have been adequately provided for on the Financial Statements or on the books and records of each Seller; and there are no levies, liens, or other encumbrances relating to Taxes existing, or to the knowledge of any Seller, threatened or pending with respect to any of the Purchased Assets or the Property.

4.13 Employee Benefit and Welfare Plans.

(a) Employee Benefit Plans:

(i) Dayton Depot and Redhawk are the only entities or Persons that have employed personnel in the Casino Business and the Sports Bar Business, respectively, since their inception. Except as provided in writing to Buyer and as listed in Schedule 4.13(a), with respect to all employees and former employees of either Dayton Depot or Redhawk, and all dependents and beneficiaries of such employees and former employees, neither Dayton Depot nor Redhawk maintains or contributes to any Employee Benefit Plan. In addition to the Employee Benefit Plans listed on Schedule 4.13 (a), Dayton Depot and Redhawk adopted and maintained the Wandler Companies Retirement Plan and Trust. The Sellers terminated and completely distributed the Wandler Companies Retirement Plan and Trust during 2004. The Sellers, and their owners and grantors, retain all liability with respect to the Wandler Companies Retirement Plan and Trust. Neither the Buyer nor its parent, The Sands Regent, will maintain any Employee Benefit Plan currently or previously maintained by all or any of the Sellers. In addition, neither the Buyer nor The Sands Regent will be a fiduciary with respect to any such Employee Benefit Plan, and neither the Buyer nor The Sands Regent will have any responsibility or liability to any person who participates or participated in any such Employee Benefit Plan.

(ii) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), each Employee Benefit Plan which either Dayton Depot or Redhawk does maintain or to which either contributes (collectively, the “Plans”) has been administered in compliance with its terms and Dayton Depot and Redhawk, respectively, believe complies, both in form and operation, with the applicable provisions of ERISA (including, but not limited to, the funding and prohibited transactions provisions thereof), the Code and other applicable laws. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made in the Financial Statements for all contributions which were due but not paid in previous fiscal years or are due in the current fiscal year, (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits, and (iii) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code. With respect to the Wandler Companies Retirement Plan or any other Employee Benefit Plan currently or previously maintained by all or any of the Sellers, no condition or event exists or is expected to occur that could subject, directly or indirectly, the Buyer or The Sands Regent to any liability, contingent or otherwise, or the imposition of any encumbrance on any of the assets purchased pursuant to this Agreement, under the Code, ERISA, or otherwise, whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other agency, person, or entity.

(iii) Neither Dayton Depot nor Redhawk: (i) contributes (and neither has ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA; (ii) has any actual or potential liability under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan; (iii) has any actual or potential liability for death or medical benefits after separation from employment, other than (a) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) that are be set forth in Schedule 4.13(c), and (b) health care continuation benefits described in Section 4980B of the Code.

(iv) Each Plan maintained by either Dayton Depot or Redhawk which is intended to be a qualified plan within the meaning of Section 401 of the Code has been determined by the Internal Revenue Service to be so qualified, and neither Dayton Depot nor Redhawk is aware of any fact or circumstance which would adversely affect the qualified status of any such Plan. The Sellers, as the employers that maintained the Wandler Companies Retirement Plan and as the Plan Administrator of the Wandler Companies Retirement Plan, hereby represent and warrant: (1) the Wandler Companies Retirement Plan satisfies the requirements of Section 401(a) of the Code; (2) the Wandler Companies Retirement Plan is intended to satisfy the requirements of Section 401(a) of the Code; and (3) the Plan Administrator of the Wandler Companies Retirement Plan is not aware of any provision or operation of the Wandler Companies Retirement Plan that would result in the disqualification of the Wandler Companies Retirement Plan. The Sellers understand, acknowledge, and agree that the Buyer and The Sands Regent will be relying on the foregoing representations and warranties in accepting rollovers of amounts distributed from the Wandler Companies Retirement Plan into the qualified retirement plans maintained by the Buyer and The Sands. No Plan maintained by either Dayton Depot or Redhawk has been subject to a “reportable event” (as defined in Section 4043 of ERISA) or any event requiring disclosure under Section 4062(e) or 4063(a) of ERISA. The actuarial present value of accumulated benefits (both vested and unvested) of each such Plan which is a defined benefit plan is fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation to determine the level of funding required in the event of the termination of such Plan. No employee benefit plan that is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code.

(v) All reports and information required to be filed with the Department of Labor, Internal Revenue Service, and Pension Benefit Guaranty Corporation or with plan participants and their beneficiaries with respect to each Plan have been filed, and all annual reports (including Form 5500 series) of such Plan were certified without qualification by each Plan’s accountants and actuaries to the extent, and in the manner, required under ERISA.

(vi) There has been no violation of the “continuation coverage requirements” of former Section 162(k) of the Code (as in effect for tax years beginning on or before December 31, 1988), of Section 4980B of the Code (as in effect for tax years beginning on and after January 1, 1989), of Part 6 of Subtitle B of Title I of ERISA, of the portability access and renewability requirements of Sections 9801 through 9833 of the Code, or of the corresponding Federal Regulations of ERISA pertaining to any of Sellers’ Employee Welfare Benefit Plans to which the foregoing requirements apply.

(vii) Other than such continuation of benefit coverage under group health plans as is required by applicable law (as described in (vi) above), neither Dayton Depot nor Redhawk maintains any retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employees’ termination of employment.

(viii) Neither Dayton Depot nor Redhawk is bound by any employment agreement or other legally binding arrangement providing for severance pay, deferred compensation, stock options, stock based compensation, other forms of incentive compensation, or retirement benefits with respect to any present for former officer or other employee.

(b) Employee Health and Safety.

(i) Welfare Plans. Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other Employee Welfare Benefit Plan expenses, benefits and claims of their respective employees, their former employees, and their covered dependents. In addition, on and after the Closing Date, and so long as Sellers’ or their affiliates maintain one or more group health or medical plans, the Sellers’ shall remain responsible for providing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all of Sellers’ “M & A Qualified Beneficiaries” (as defined in the applicable Treasury Regulations) with respect to the transactions contemplated under this Agreement. In the event that Sellers’ and their affiliates terminate all of their group health or medical plans on or after the closing date, Sellers’ shall, at least thirty (30) days prior to the termination of such health and medical plans, provide written notice to Buyer setting forth (i) the effective date of the termination of the Sellers’ health and medical plans, and (ii) the names and addresses of each “M & A Qualified Beneficiary” in which Buyer may be required to assume continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. The Sellers shall indemnify, protect and defend Buyer from and against any liability therefore, including attorneys fees and costs incurred in the defense of settlement of any matter as to which Buyer is entitled to indemnity under this Subsection 4.14(b)(i).

(ii) Employees of Dayton Depot and Redhawk shall cease to accrue benefits and service credit under any 401(k) Plan maintained by either of them as of the Closing Date. Effective as of the Closing Date, Buyer shall establish a new plan that is tax-qualified under Section 401(a) of the Code (the “Buyer 401(k) Plan”) that includes an arrangement described in Section 401(k) of the Code and an associated trust. The Buyer 401(k) Plan shall accept rollovers from any 401(k) Plan maintained by either Dayton Depot or Redhawk from their respective participating employees employed by either of them on the Closing Date. Prior to Closing, Buyer shall provide to Sellers evidence reasonably satisfactory to Sellers that the Buyer 401(k) Plan and the associated trust shall have been established and that the Buyer 401(k) Plan qualifies under the requirements of Section 401(a) of the Code.

(c) Neither Dayton Depot nor Redhawk has violated in any material respect, has any material liability, nor has either received a notice or charge asserting any violation of or liability under, OSHA or, to the best of the Sellers’ knowledge, any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

(d) On the Closing Date, Dayton Depot and Redhawk shall issue to all of its employees payroll checks, dated as of the Closing Date, for all earned salary, wages, sick pay, vacation pay and other compensation and benefits (net of usual withholdings) owed to such employees for their services rendered through the Closing Date other than payment of compensation and bonuses arising under those severance and bonus agreements identified on Exhibit 15 hereto which are not yet due and payable and the payment of which are and remain the sole responsibility of Sellers. Sellers shall comply with all provisions of federal and state law relating to the continuation of health insurance benefits for terminated employees. Seller shall be responsible for providing WARN Act notices required under the Workers Adjustment Retraining and Notification Act, if and to the extent required, in connection with all employee terminations of Sellers’ employees, and shall be solely responsible for, and will hold Buyer harmless from, any WARN Act liability arising as a result of any employee termination on or prior to the Closing Date.

4.14 Representations Concerning Solvency. No Seller has incurred, intends to incur, or has any reasonable basis to believe that it will incur, any debts beyond its respective ability to pay as they become due. Each Seller has assets greater than their respective debts. Buyer may rely on such representations in asserting that Buyer has no reasonable cause to believe that any Seller is or will become insolvent as a result of the transactions contemplated hereby.

4.15 Correct and Complete Copies. Any certificates of occupancy for the Casino Property, the Casino Facilities, the Sports Bar Property and the Sports Bar Facilities, and all other contracts or documents required to be delivered to Buyer pursuant to this Agreement are, or will be once delivered, true, correct and complete copies. Each Seller has delivered to Buyer all documents, reports and other materials described in Section 3.3 above.

4.16 Leases True and Correct, Cancellation. The copies of the Casino Lease and the Sports Bar Lease Statement (collectively the “Leases”) delivered to Buyer are true, correct and complete. The Leases are in full force and effect, without default by any party and without any claim made for the right of setoff, except as expressly provided by the terms of such Leases or as disclosed to Buyer in writing at the time of such delivery. The Leases constitute the entire agreements between Sellers and the other parties to the Leases, have not been amended, modified or supplemented, except for such amendments, modifications and supplements as have been delivered to Buyer, and no Seller has any other interest as lessee or lessor under any other lease used in connection with the Property or the Casino Facilities or the Sports Bar Facilities. The Leases shall be cancelled as of the Closing Date and at the Closing Sellers shall provide Buyer with written evidence satisfactory to Buyer of: (a) the cancellation of the Leases; (b) the waiver and release of any claim by Sellers, or any of them, against Buyer under the Leases or arising from the cancellation thereof; and (b) the indemnification by Sellers of Buyer and its Affiliates from and against any liability, claim or demand (including Attorneys’ fees and costs incurred in the defense or settlement thereof) arising from events occurring or failing to occur with respect to the Property prior to the Closing, regardless of when any such claim or demand may be made.

4.17 Assumed Equipment Leases and Contracts True and Correct. True, complete and correct copies of the assumed equipment leases and contracts listed on Exhibit 1A, Exhibit 4 and Exhibit 13 have been delivered to Buyer prior to execution of this Agreement. The assumed equipment leases and contracts are in full force and effect, without default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such assumed equipment leases and contracts or as disclosed to Buyer in writing at the time of their delivery. The assumed equipment leases and contracts constitute all of the agreements with such contractors relating to the Casino Business and the Sports Bar Business, have not been amended, modified or supplemented, except as set forth in Exhibit 1A, Exhibit 4 or Exhibit 13 (each of which has been delivered to Buyer), and there are no other agreements with any third parties. Each Seller has performed in all material respects all obligations required to be performed by it under each such assumed equipment leases and contract and no condition exists nor has any event occurred which, with notice or lapse of time, would constitute a default or a basis for delay, non-performance, termination, modification or acceleration of maturity or performance by any Seller or by any other party thereto. There are no pending renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to or by any Seller under current or completed agreements, contracts or commitments which constitute the Assumed Equipment Leases and Contracts. All Assumed Equipment Leases and Contracts have been entered into in the ordinary course of business and have been entered into without the commission of any act or any consideration having been paid or promised that is or would be in violation of any applicable federal, state or local statutes, ordinances, rules, regulations, permits, licenses or other authorizations. All necessary consents to the assignment of the equipment leases and contracts listed on Exhibit 1A, Exhibit 4 and Exhibit 13 have been obtained or will be obtained and delivered to Buyer on or before the Closing Date.

4.18 Permits. Each Seller possess or has obtained all material licenses, permits, certificates, approvals, easements, and rights-of-way, and proofs of dedication, required from any and all governmental authorities having jurisdiction over the Casino Business, the Sports Bar Business, the Property, the Casino Facilities or the Sports Bar Facilities for the present use and operation of the Casino Business, the Sports Bar Business, the Property, the Casino Facilities or the Sports Bar Facilities, to assure the provision of legally required parking and to assure vehicular and pedestrian ingress and egress.

4.19 No Construction Contracts. As of the Closing Date, there will be no outstanding contracts made by Sellers for the construction or repair of any improvements to the Casino Facilities, Casino Property, Sports Bar Facilities or Sports Bar Property which have not been fully paid for and Sellers shall cause to be discharged all mechanics’ or materialmen’s liens.

4.20 Insurance Matters. No Seller has received any written notice from any insurance carrier or tenant of any defects or inadequacies in the Casino Business, Casino Property, Casino Facilities, the Sports Bar Business, Sports Bar Property or Sports Bar Facilities, or in any portion thereof, which would materially and adversely affect the insurability thereof or the cost of such insurance. Except as set forth on Schedule 4.20, there are no pending insurance claims.

4.21 Legal Proceedings. Except as set forth in Schedule 4.21, there are no, and during the last three years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or, to the knowledge of each Seller, after due inquiry, investigations involving or affecting any Seller or any assets or properties of any Seller, or any directors, officers or shareholders of Dayton Depot, members or managers of Redhawk, or the trustor, trustee or beneficiary of the Trust or, to the knowledge of Sellers, any employee of or vendor to any Seller, before or by any court or Governmental Authority (federal, state, local or foreign), or before an arbitrator of any kind. Except as described in Schedule 4.21, no such pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate result in a liability in excess of $25,000 in the case of any single action or $50,000 in the case of all such actions or in the aggregate or could result in the loss or diminution of any benefit or privilege presently available to or enjoyed by either Seller that would otherwise be transferable to Buyer hereunder. To the knowledge of Sellers after due inquiry, except as described in Schedule 4.21, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting any Seller or any of their respective assets or properties. Except as disclosed in Schedule 4.21, there is no Order or other decision entered, issued, made or rendered by any court, arbitrator or governmental Authority to which any Seller or any of their respective assets or properties is subject. To the knowledge of each Seller, no Seller and no officer, director, shareholder, member, manager, trustee or employee of any Seller is subject to any Order that prohibits such officer, director, shareholder, member, manager, trustee or employee from engaging in or continuing any conduct, activity or practice relating to the Casino Business, Casino Property, Sports Bar Business or Sports Bar Property.

4.22 No Merger. None of the representations or warranties made in this Agreement shall merge into any instrument or conveyance delivered at Closing, and all such representations and warranties shall survive the Closing Date for the period described in Section 20.8 hereof.

4.23 Complimentaries and Clubs. Dayton Depot and Redhawk covenant that they are not, and will not be, committed to any slot-club liability or any complimentary arrangement for food or beverage lodging for any customer as of the Closing Date or any period thereafter which has not been taken into account in determining its “current liabilities,” as determined in accordance with GAAP consistently applied and consistent with the Company’s past practice.

4.24 Customer Database. No Seller and no employee, representative, affiliate, agent, officer or director of any Seller has delivered, and no Seller shall knowingly permit any employee, representative, agent, officer, director or manager of any Seller to deliver the customer database file or records of Dayton Depot or Redhawk to a third party (other than mailing houses to process such information on their behalf) or allow a third party access to the customer database files and records. The customer database files and records of Dayton Depot and Redhawk are updated and maintained regularly and shall be updated and maintained through the Closing Date in accordance with past practice.

4.25 Tradenames. Attached as Exhibit 1B to this Agreement is an Assignment of all tradenames, trademarks, copyrights and their registrations (“Tradenames”), owned by Sellers or in which Sellers have any right, license, or for which Sellers have made application. To the best of Sellers’ knowledge, Sellers have not infringed, and by their use of their Tradenames, is not infringing on any United States or state trade name, trademark or copyright belonging to any other person, firm or corporation and, to the best of Sellers’ knowledge, the use of the Tradenames by Buyer will not conflict with, infringe on or otherwise violate the rights of others.

4.26 WARN Act Representation and Warranty. Each Seller represents to Buyer that it does not employ the requisite number of employees to require notification pursuant to the WARN Act. In the event employee notification is required pursuant to the WARN Act, each Seller shall be responsible for providing all notices required of them, respectively, if any, and shall be solely responsible for, and will hold Buyer harmless from, any WARN Act liability arising as a result of any employee termination or want of required notice.

4.27 Unregistered Securities. Sellers understand that the Common Stock has not been registered under the Securities Laws in reliance upon an exemption from registration accorded for nonpublic offerings. Sellers further recognize that the Common Stock may not be sold unless the Common Stock and the transaction in which the Common Stock is to be sold have been registered under the Securities Laws or an exemption from registration is available for such sale. Sellers accept that each share of the Common Stock will bear a legend to that effect. Further, Sellers recognize that neither Buyer nor The Sands Regent has made any representations as to registration of the Common Stock under the Securities Laws.

4.28 Securities Received are Acquired for Own Account. Sellers hereby confirm that the Common Stock will be acquired for investment for Sellers’ own account, respectively, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that no Seller has any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Sellers further represent that they do not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Common Stock. Sellers further represent that no Seller was formed for the specific purpose of acquiring the Common Stock (other than the general purpose of making investments in portfolio companies).

4.29 Accredited Investor. Each Seller is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

4.30 Two Year Restriction on Transfer of Securities. Each Seller hereby represents and warrants that it will not attempt to sell, offer for sale, pledge or hypothecate the Common Stock for two (2) years from the date of issuance.

4.31 Legends. Each Seller hereby consents and agrees that The Sands Regent may imprint on any certificate evidencing the Common Stock an appropriate legend or notification to the effect that such shares are not freely transferable and may be transferred only in compliance with applicable Securities Laws. Each Seller further consents and agrees that The Sands Regent may give appropriate “stop order” instructions in this regard to any transfer agent for the Common Stock. Sellers understand that the Common Stock may bear one or more legends in substantially the following form:

(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTION OF SALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED FOR A PERIOD OF TWO YEARS FROM THE DATE OF ISSUANCE, UNLESS OTHERWISE REQUIRED BY A GOVERNMENT AUTHORITY WITH JURISDICTION OVER THE PARTIES. FURTHERMORE, THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO BUYER THAT SUCH REGISTRATION IS NOT REQUIRED”;

(b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate bearing the legend required by Section 4(ff)(i);

(c) Any other legend required by the Nevada Gaming Authorities, including but not limited to:

(i) “THE CERTIFICATE, THE STOCK OF THE CORPORATION EVIDENCED THEREBY AND THE RIGHTS OF THE HOLDER THEREOF ARE SUBJECT TO ALL RESTRICTIONS AND ORDERS PRESENTLY OR HEREAFTER IMPOSED BY THE NEVADA GAMING CONTROL ACT AND THE REGULATIONS OF THE NEVADA GAMING COMMISSION AND THE STATE GAMING CONTROL BOARD ISSUED PURSUANT THERETO, AS MAY BE IN EFFECT FROM TIME TO TIME.”; and

(ii) “BENEFICIAL OWNERS OF THE VOTING SECURITIES ISSUED BY THIS CORPORATION ARE SUBJECT TO THE REGULATORY PROVISIONS OF THE NEVADA GAMING CONTROL ACT (NRS 463.010 ET SEQ.) AND THE REGULATION OF THE NEVADA GAMING COMMISSION. IF AT ANY TIME THE NEVADA GAMING COMMISSION FINDS A BENEFICIAL OWNER OF SUCH SECURITIES TO BE UNSUITABLE TO HOLD SUCH SECURITIES, THE BENEFICIAL OWNER MUST DISPOSE OF THE SECURITIES. THE LAWS AND GAMING REGULATIONS OF THE STATE OF NEVADA RESTRICT THE RIGHTS OF A BENEFICIAL OWNER UNDER CERTAIN CIRCUMSTANCES (i) TO RECEIVE ANY DIVIDEND OR INTEREST UPON SUCH SECURITIES, OR (ii) TO EXERCISE DIRECTLY OR INDIRECTLY ANY VOTING RIGHTS CONFERRED BY SUCH SECURITIES; OR (iii) TO RECEIVE ANY REMUNERATION IN ANY FORM FROM THE CORPORATION FOR SERVICES RENDERED OR OTHERWISE.”

4.32 Negotiation; Access to Information. The terms of Sellers’ purchase of the Common Stock were established by negotiations between Sellers and Buyer and The Sands Regent, and in connection therewith, Sellers were given access to the relevant information it requested concerning The Sands Regent’s condition and operations, and the opportunity to ask questions of and receive answers from The Sands Regent’s representatives. Sellers are knowledgeable and experienced in financial and business matters and, on the basis of the information they received concerning The Sands Regent’s condition and operations, Sellers are in a position to make an informed investment decision concerning its investment in the Common Stock and the risks attending such investment. Further, in light of their respective financial positions, each Seller is able to bear the economic risks of investment in the Common Stock.

4.33 Compliance; Indemnity. Each Seller hereby expressly promises not to offer for sale or sell, assign, encumber or dispose of any interest in any of the shares of Common Stock, except in compliance with the Securities Act of 1933, as amended and the Exchange Act and other applicable securities laws and regulations, including those of the State of Nevada and the Nevada Gaming Authorities. Each Seller hereby promises to indemnify Buyer and The Sands Regent from and against any and all liabilities, losses, damages and expenses (including reasonable attorney fees) arising (directly or indirectly) from or in connection with any Seller’s disposition of any of the Common Stock, or any interest therein, in violation of (or allegedly in violation of) applicable securities laws or regulations, including all such expenses incurred in connection with the defense against any such claim.

4.34 Banks. Attached as Schedule 4.35 is a list of all banks and other institutions, persons, associations or entities with which any Seller has an account, loan, line of credit, investment, instrument of deposit, safe deposit box or other banking or investment relationship, maintained in conjunction with the Casino Business or the Redhawk Operation, or otherwise relevant to the calculation of EBITDA or Working Capital, specifying account numbers, balances, agreement terms and such other information as Buyer may reasonably request.

4.35 Inventories. All inventories of the Casino Business and the Sports Bar Business the Company, including but not limited to promotional items and food and beverage items in the restaurant as of the Closing Date and the inventory of the gift shop operated as a part of the Casino Business, consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Casino Business and the Sports Bar Business as currently conducted.

4.36 Real Property.

(a) The Property constitutes all of the real property used by Dayton Depot or Redhawk in conjunction with the Casino Business or the Sports Bar Business.

(b) Except as otherwise disclosed on Schedule 4.36(b) and subject to the, Permitted Exceptions, the Casino Lease and the Sports Bar Lease, the Trust has good and marketable title to the Property only Dayton Depot with respect to the Casino Property and Redhawk with respect to the Sports Bar Property, are in possession of the Property, together with the Casino Facilities and the Sports Bar Facilities.

(c) Except as otherwise disclosed on Schedule 4.36(c), the Property is properly zoned for uses conducted thereon by Sellers and no Seller has received notice of any pending or proposed action, proceeding, litigation or arbitration (or any other common method of alternative dispute resolution) (i) to take all or any portion of the Property, or any interest therein, by eminent domain; (ii) to modify the zoning, use or development of the Property; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Property; or (iv) that would otherwise materially interfere with the use, ownership, improvement, development and/or operation of the Property. Except as otherwise disclosed on Schedule 4.36(c), Sellers have received no written notice of any material violations of any laws or regulations affecting the Property.

(d) Except as otherwise disclosed on Schedule 4.36(d), there are no contracts or other obligations outstanding for the sale, exchange, lease or transfer of any of the Property, or any portion thereof.

4.37 All material properties and assets reflected in the Financial Statements are free and clear of all encumbrances and are not, in the case of the Property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages, deeds of trust or security interests reflected in Schedule 4.37 and shown on the Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (b) liens for current taxes not yet due and payable. All Casino Facilities and Sports Bar Facilities lie wholly within the boundaries of the Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.38 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Buyer by or on behalf of Sellers or any of them in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

4.39 Notification of Change. Sellers shall promptly notify Buyer of any event or circumstance which makes any representation or warranty of Sellers to Buyer under this Agreement materially untrue or misleading or any covenant of Sellers under this Agreement incapable of being performed.

5A. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer represents, warrants and covenants to Sellers as of the date of the execution and delivery of this Agreement, as follows. All representations and warranties are true and correct as of the date hereof and, except as otherwise expressly provided herein, will be true and correct as of the Closing Date.

5A.1 Good Standing; Binding Documents. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is not insolvent. This Agreement has been, and all the documents to be delivered by Buyer to Sellers at the Closing will be, duly authorized, executed and delivered by the signatories hereto, and in the case of the documents to be delivered will be, legal and binding obligations of the signatories thereto enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting rights of contracting parties generally), and do not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Buyer is a party or to which it is subject. There are no pending, or to Buyer’s knowledge, threatened legal proceedings or actions against Buyer that could impair Buyer’s ability to perform its duties and obligations under this Agreement or any agreement to be entered into or delivered by Buyer in connection with this Agreement.

5A.2 Notification of Change. Buyer shall promptly notify Sellers of any event or circumstance which makes any representation or warranty of Buyer to Sellers under this Agreement materially untrue or misleading or any covenant of Buyer under this Agreement incapable of being performed.

5A.3 Liquor and Gaming Licenses. Buyer shall, at its own expense, forthwith apply for and diligently pursue the issuance of liquor licenses and non-restricted gaming licenses from the Nevada Gaming Authorities and from all other Governmental Authorities having jurisdiction for the conduct by the Buyer of the Buyer’s contemplated gaming, restaurant and bar business at the from and after the Closing Date. The applications shall comply with the requirements of the Nevada Gaming Act and the regulations promulgated thereunder and other laws and regulations as applicable. The Buyer shall diligently and in good faith process its applications and avoid taking any action that would delay the investigation and processing thereof by the Nevada Gaming Authorities and other appropriate Governmental Authorities and shall avoid any delays in scheduling the applications for hearing before the Nevada Gaming Authorities. The Sellers shall cooperate fully and in good faith with the Buyer, as and to the extent the Buyer may reasonably request, in processing the application and the Sellers shall execute and deliver all certificates, instruments and documents as the Buyer may reasonably request in connection therewith.

5A.4 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Sellers by or on behalf of Buyer in connection with this Agreement contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

5A.5 Financing. Buyer will have at the Closing the financial resources to consummate the transactions contemplated hereby and to pay Sellers the Purchase Price in the manner set forth in this Agreement.

5B. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SANDS REGENT. The Sands Regent hereby represents, warrants and covenants to Sellers that, except as set forth on Schedule 5B, which exceptions shall be deemed to be representations and warranties as if made hereunder:

5B.1 Organization, Good Standing and Qualification. The Sands Regent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Sands Regent is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business and properties. The Sands Regent is a publicly traded company on the NASDAQ National Market-Small Cap Exchange. The Sands Regent is duly authorized to issue the Common Stock to the Sellers as contemplated in this Agreement.

5B.2 Capitalization. The authorized capital of The Sands Regent consists of:

(a) 5,000,000 shares of preferred stock, at a $0.10 par value, none of which are issued and outstanding.

(b) 20,000,000 shares of common stock, at a $0.10 par value, of which:

(i) 9,338,266 shares are issued as of December 31, 2004 of those:

(ii) 2,403,000 are treasury shares, and

(iii) 6,935,266 are issued and outstanding, duly authorized, fully paid and nonassessable and are issued in compliance with all applicable federal and state securities laws.

5B.3 Valid Issuance of Securities. The Common Stock that is being issued to Sellers pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable. The

Common Stock will also be stock not issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and as such, is subject to restrictions on transfer under applicable state and federal securities laws.

5B.4 Material Misstatements or Omissions. Neither this Agreement nor any other document, certificate or statement furnished to Sellers by or on behalf of The Stands Regent concerning the Common Stock contains any untrue statement of a material fact, or omits any material fact necessary to make the statements contained herein or therein not misleading in light of the context in which they were made.

6. CONDITIONS PRECEDENT TO CLOSING.

6.1 Buyer’s Conditions Precedent. The following shall be conditions precedent to Buyer’s obligation to consummate the purchase and sale transaction contemplated herein (the “Buyer’s Conditions Precedent”):

(a) All representations and warranties of Sellers in Section 4 shall be true and correct as of the Closing Date and all agreements, covenants and obligations of Sellers under this Agreement to be performed or complied with on or before the Closing Date shall have been performed or complied with and Sellers shall have executed and delivered to Buyer a certificate to that effect in the form attached as Exhibit 16A hereto (“Sellers’ Certificate”).

(b) No material breach or default by any Seller shall have occurred hereunder that has not been cured to Buyer’s reasonable satisfaction. Buyer shall provide Sellers with written notice of any material breach or default by Sellers promptly upon Buyer’s discovering that such breach or default exists.

(c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(d) The Nevada Gaming Authorities shall have determined that Buyer is a suitable purchaser of the Purchased Assets and the Casino Property and the Sports Bar Property and shall have granted to Buyer nonrestricted gaming licenses for the Casino Business and the Sports Bar Business effective as of the Closing Date. Approvals from all other applicable counties, cities and other municipalities having jurisdiction over the Casino Business, Casino Property, Sports Bar Business and Sports Bar Property shall have been obtained. No certificate of occupancy or any liquor or gaming license shall have been revoked or suspended by the responsible governmental agency.

(e) Sellers shall have executed and delivered to Buyer at the Closing the documents which they are required to so execute and deliver pursuant to Section 8.

(f) Buyer shall have received the legal opinion of Avansino, Melarkey, Knobel & Mulligan in the form attached hereto as Exhibit 17.

(g) The Closing shall not directly or indirectly (with or without notice or lapse of time), violate, contravene, materially conflict with or result in a violation of any law and shall not violate any Order or decree of any court or Governmental Authority, and no suit, action, proceeding or investigation shall have been brought or threatened by any Person (other than Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

(h) Cletus Wandler, Georgette Wandler and Troy Wandler shall each have entered into and delivered to Buyer a Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit 18.

(i) Seller shall have good and marketable title to and as of the Closing there shall be no liens, claims or encumbrances on the Property other than the Permitted Exceptions that materially and adversely affect the value of the Real Property or the continued use thereof as currently conducted;

(j) Buyer shall have obtained from the Title Company, for each parcel of the Property, an irrevocable commitment to issue an ALTA extended coverage policy of title insurance (including ALTA endorsements 100.1, 116.0, 116.1, 116.4 and 3.1 (Zoning)) insuring fee simple title to the Property in Buyer subject only to Permitted;

(k) Seller shall have good and marketable title to and as of the Closing there shall be no liens, claims or encumbrances on the Purchased Assets other than the Purchased Assets Permitted Exceptions;

(l) The Casino Business and the Sports Bar Business shall be eligible for a nonrestricted gaming license and shall be exempt from the provisions of NRS 463.1605.

(m) Buyer shall have received written evidence satisfactory to Buyer of the cancellation of the Casino Lease and the Sports Bar Lease and the waiver and release of any claim by Sellers, or any of them, against Buyer under the Leases or arising from the cancellation thereof.

(n) Dayton Depot shall have executed and delivered to Buyer the RV Park Option in the form of Exhibit 19.

(o) Sellers shall have obtained and delivered to Buyer all consents necessary to the transfer or assignment of the Purchased Assets.

(p) Buyer shall have received from the Administrator of the Wandler Companies Retirement Plan a Certificate in the form of Exhibit 21.

(q) Each of Buyer’s Conditions Precedent may be waived in whole or in part by Buyer by written notice to Sellers and at Closing, all Buyer’s Conditions Precedent set forth herein shall either be satisfied or so waived. Sellers shall use all reasonable efforts to ensure that Buyer’s Conditions Precedent are satisfied prior to the Closing Date.

6.2 Sellers’ Conditions Precedent. The following shall be conditions precedent to Sellers’ obligation to consummate the purchase and sale transaction contemplated herein (the “Sellers’ Conditions Precedent”):

(a) Buyer shall have delivered the Purchase Price (subject to the prorations and adjustments provided for in this Agreement), and, if applicable, escrow agent shall have delivered the Purchase Deposit and interest, as required hereunder.

(b) All representations and warranties of Buyer in Section 5 shall be true and correct as of the Closing Date and all agreements, covenants and obligations of Buyer under this Agreement to be performed or complied with on or before the Closing Date shall have been performed or complied with and Buyer shall have executed and delivered to Sellers a certificate to such effect in the form attached at Exhibit 16B hereto (“Buyer’s Certificate”).

(c) No material breach or default by Buyer shall have occurred hereunder that has not been cured to Sellers’ reasonable satisfaction. Sellers shall provide Buyer with written notice of any material breach or default by Buyer promptly upon Sellers’ discovering that such breach or default exists.

(d) The Closing shall not directly or indirectly (with or without notice or lapse of time), violate, contravene, materially conflict with or result in a violation of any law and shall not violate any order or decree of any court or governmental body of competent jurisdiction, and no suit, action, proceeding or investigation shall have been brought or threatened by any Person (other than Sellers or an affiliate of Sellers) which questions the validity or legality of this Agreement or the transactions contemplated hereby.

(e) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(f) The Nevada Gaming Authorities shall have determined that Buyer is a suitable purchaser of the Purchased Assets and the Casino Property and the Sports Bar Property and shall have issued nonrestricted gaming licenses necessary to Buyer’s conduct of the Casino Business and the Sports Bar Business effective as of the Closing Date. Approvals from all other applicable counties, cities and other municipalities having jurisdiction over the gaming and liquor operations on the Premises shall have been obtained. No certificate of occupancy or any liquor or gaming license shall have been revoked or suspended by the responsible governmental agency.

(g) Buyer shall have executed and delivered to Sellers at the Closing the documents which it is required to so execute and deliver pursuant to Section 9.

(h) Each of Sellers’ Conditions Precedent may be waived in whole or in part by Sellers by written notice to Buyer and at Closing; all Sellers’ Conditions Precedent set forth herein shall either be satisfied or so waived. Buyer shall use all reasonable efforts to ensure that such Sellers’ Conditions Precedent are satisfied prior to the Closing Date contemplated hereunder.

6.3 Mutual Conditions Precedent. The following shall be mutual conditions precedent to the obligation of the parties to consummate the purchase and sale transaction contemplated herein:

(a) Buyer and Sellers shall have agreed upon and executed a joint certificate generally allocating the Purchase Price among the Purchased Assets and the Casino Property and the Sports Bar Property and shall set forth that allocation in the Tax Allocation Schedule. Buyer and Sellers acknowledge that such allocation shall have been arrived at by arm’s length negotiation, and Buyer and Sellers hereby agree, subject to the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, in good faith to endeavor to report consistently, in any tax return completed or filed by such party, the sale of the Premises and Purchased Assets pursuant to this Agreement in accordance with the allocation. Sellers shall provide to Buyer, and Buyer shall provide to Sellers, all information for Part 1 of U.S. Treasury Department Form 8594 which will enable Buyer and Sellers each to make, in a timely manner, all filings (including supplemental filings) deemed appropriate by Sellers or Buyer pursuant to Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. All information provided by Sellers and Buyer in compliance with this paragraph shall be complete and accurate in all respects.

(b) Within 30 days after the date of this Agreement, Buyer and Sellers shall, if required, prepare and file proper notification forms and affidavits in compliance with the HSR Act. Buyer and the Sellers shall pay one-half of all fees payable to Governmental Authorities in connection with such filings. If, following the filing of such forms, any Governmental Authority shall challenge the transaction contemplated hereby, or request additional filings or information, Buyer and Sellers shall take preliminary steps to attempt to ascertain the nature of the challenge and the likelihood that the Governmental Authority will permit the transaction contemplated hereby to proceed notwithstanding the challenge. After taking such preliminary steps, neither Buyer nor Sellers shall have any obligation to contest such challenge or make or provide any such filing or information, and each shall be entitled, at its option, to withdraw its filing and terminate this Agreement.

7. COVENANTS OF SELLERS. Sellers hereby covenant that, prior to Closing:

7.1 Conduct of Business. Sellers will cause Dayton Depot and Redhawk to conduct the Casino Business and the Sports Bar Business only in the Ordinary Course of Business consistent with past practice. Without limiting the generality of the foregoing, Sellers will cause Dayton Depot, Redhawk and the Trust to:

(a) Operate, and manage the Casino Business and the Sports Bar Business in a manner consistent with Sellers’ past practices and the provisions of this Agreement

(b) Preserve intact their respective present business organization and reputation in all material respects;

(c) Keep available (subject to dismissals, resignations and retirements in the Ordinary Course of Business) the services of their employees;

(d) Maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted;

(e) Maintain the good will of customers, suppliers and lenders and other Persons with whom they otherwise have significant business relationships;

(f) Make necessary capital expenditures in the Ordinary Course of Business;

(g) Proceed with or settle any pending or future lawsuits or regulatory actions; and

(h) Diligently pursue and maintain all licenses and permits required for the operation of the Casino Business and the Sports Bar Business.

7.2 Not, without the prior written consent of Buyer: (a) enter into any new equipment leases or contracts with respect to the Casino Business or the Sports Bar Business, or (ii) terminate, renew, amend or modify any Equipment Leases and Contracts, except in the Ordinary Course of Business.

7.3 Continuously maintain in force all existing insurance policies, or equivalent coverage.

7.4 Timely perform, in all material respects, all of Sellers’ obligations under any Equipment Leases and Contracts and the Buyer Assumed Liabilities; and shall conduct Casino Business and Sports Bar Business in accordance with all applicable permits, licenses, laws, ordinances, rules and regulations. Sellers shall replace any inventory or supplies that are depleted, and any inventory, furniture, fixtures, equipment or supplies that are damaged, become obsolete or inoperable. Except as otherwise provided herein, Sellers shall deliver the Premises to Buyer at the Closing in substantially the same condition as at the Effective Date, normal wear and tear excepted. None of the Purchased Assets shall be removed from the Premises, unless replaced by assets of equal or greater utility and value.

7.5 Maintain their respective books and records in accordance with past practices, pay all bills and invoices for labor, goods, materials and services of any kind relating to the Casino Business or the Sports Bar Business, and employee salary, worker’s compensation and other accrued benefits, together with all applicable payroll taxes, that became due and payable through and including the Closing Date.

7.6 Not incur or suffer any lien or encumbrance upon the Purchased Assets, the Casino Property or the Sports Bar Property, or transfer any interest therein to any Person other than Buyer.

7.7 Not take any action, fail to take any action or permit any event to occur which would breach any of its covenants contained herein or cause any of their representations or warranties to be untrue if made immediately after such event or which would have been required (or result in any situation which would be required) to be disclosed hereunder had such action or inaction been taken or failed to have occurred or had such event occurred prior to the date hereof. Sellers shall notify Buyer of any material change in any condition with respect to the Purchased Assets, the Casino Property or the Sports Bar Property, or of any event or circumstance which makes any representation or warranty of Sellers under this Agreement untrue or misleading, or any covenant of Sellers under this Agreement incapable or less likely of being performed promptly after Sellers become aware thereof.

7.8 Except as provided in Schedule 7.8, on the Closing Date, deliver possession of the Casino Facilities, Casino Property, Sports Bar Facilities and Sports Bar Property, free of any tenants other than under the Casino Lease and the Sports Bar Lease.

7.9 Convey the Casino Property and the Sports Bar Property by grant, bargain and sale deed, free and clear of all liens, claims and encumbrances other than the Permitted Exceptions.

7.10 Transfer the Purchased Assets to Buyer by bill of sale in the form of Exhibits 7A and 7B, free and clear of all liens, claims and encumbrances other than the Permitted Exceptions.

7.11 Not permit any material change in the compensation and benefits of any personnel employed in the Casino Business or the Sports Bar Business except for changes in the ordinary course of business consistent with past practice.

7.12 Not, from and after the Effective Date to the Closing Date, directly or indirectly, solicit, initiate or encourage, or enter into any agreement with, or hold discussions with, any Person (other than Buyer) seeking to make a proposal regarding a sale or purchase of the Dayton Depot, Redhawk, the Purchased Assets, the Casino Property or the Sports Bar Property or the equity interests of Sellers therein, or a merger, consolidation, sale, business combination, strategic alliance or purchase of assets or other similar transaction involving Sellers.

8. SELLERS’ CLOSING DELIVERIES. On the Closing Date, Sellers shall deliver or cause to be delivered to Buyer the following:

8.1 Fee simple title to the Fee Property as evidenced by the Deed free and clear of all liens, exceptions and encumbrances other than as set forth in the Title Report.

8.2 ALTA Owner’s Policy of Title Insurance issued by Title Company insuring Buyer’s title to the Casino Property and the Sports Bar Property to be free and clear of all liens and encumbrances except the Permitted Exceptions.

8.3 The Assignment of the Casino Lease and the Sports Bar Lease with lessee’s consent attached.

8.4 The cancellation, in writing, of the Casino Lease and the Sports Bar Lease in form and substance as required by Section 4.17.

8.5 Bill of Sale for the Purchased Assets.

8.6 Assignment of Tradenames.

8.7 Assignment of Equipment Leases and Contracts.

8.8 The Escrow Agreement.

8.9 The opinion of Avansino, Melarkey, Knobel & Mulligan in the form of Exhibit 17.

8.10 An executed copy of the Tax Allocation Schedule in the form attached hereto as Exhibit 20.

8.11 An executed copy of the Non-Competition Agreements in the form attached hereto as Exhibit 18.

8.12 A Seller’s Certificate executed by each Seller.

8.13 List of accrued employee benefits as of the Closing Date, as contemplated in Section 2.9(e).

8.14 Good standing certificate for Dayton Depot and Redhawk from the Secretary of State of Nevada.

8.15 Certified copies of the corporate resolutions of (i) Dayton Depot’s Board of Directors and Shareholders, (ii) Redhawk’s members and managers, and (iii) any similar documentation required by the terms of the Trust, authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereunder.

8.16 The Certificate of the Administrator of the Wandler Companies Retirement Plan in the form of Exhibit 21.

8.17 Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

9. BUYER’S CLOSING DELIVERIES. On or before Closing, Buyer shall deliver to Sellers:

9.1 Ninety percent (90%) of the Purchase Price, less the Sellers’ share of closing costs and prorations, by wire transfer of immediately available funds or cashier’s check.

9.2 The Buyer Assumption and Indemnity Agreement.

9.3 An executed copy of the Tax Allocation Schedule in the form attached hereto as Exhibit 20.

9.4 An executed copy of the Non-Competition Agreements in the form attached hereto as Exhibit 18.

9.5 The Buyer’s Certificate executed by Buyer.

9.6 The Escrow Agreement.

9.7 Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

10. CONFIDENTIALITY.

10.1 Confidential Information. Sellers and Buyer each hereby agrees that Confidential Information (as defined below) of or relating to another party hereto (each party, in such capacity, the “Discloser”) will be used solely for the purposes set forth in this Agreement (the “Permitted Purposes”) and that such Confidential Information will be kept confidential by such party (each party, in such capacity, the “Disclosee”) and its representatives, except as may be required, subject to the requirement to contact any other party and consult as set forth below, by law, regulation or other legal authority or the rules of any stock exchange; provided, however, that Confidential Information may be disclosed:

(a) To such party’s representatives who need to know such information in connection with the Permitted Purposes. Each party so disclosing Confidential Information shall inform its representatives of the confidential nature of such information and shall direct such representatives to treat such information confidentially;

(b) In connection with judicial or administrative process, including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of the Nevada Gaming Authorities;

(c) In an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; or

(d) Otherwise as all parties may consent in writing, prior to such disclosure.

10.2 Certain Definitions. The term “Confidential Information” shall mean, with respect to a Discloser, all non-public information relating to the Discloser or its business, products or services that the Disclosee or its representatives shall obtain from the Discloser or its Representatives, in whatever medium and howsoever obtained, including, without limitation, information respecting such Discloser’s patent applications, trade secrets, methods of manufacturing, products (current or planned), services, customers, vendors, employees, consultants, finances, specifications, techniques, computer software, product documentation, research, development, processes, procedures, “know-how,” marketing plans, cost data or pricing policies. The term “Confidential Information” shall not include information which the Disclosee can demonstrate: (a) is in the lawful possession of such Disclosee on the date of disclosure; (b) is or becomes generally available to the public, other than as a result of a disclosure by Disclosee or its Representatives; (c) is or becomes available to Disclosee on a non-confidential basis from a source other than the Discloser or its Representatives, provided that such source is not bound with respect to such information by a confidentiality agreement with, or other obligation of secrecy to, the Discloser or is otherwise prohibited from transmitting such information to Disclosee or its Representatives by a contractual, legal or fiduciary obligation; or (d) is independently developed by the Disclosee provided that Disclosee can document that such development was accomplished by or on behalf of Disclosee without use of the information disclosed pursuant to this Agreement. Confidential Information shall include all notes, analyses, compilations, studies or other documents relating to the discussions and the evaluation of Confidential Information whether prepared by the Discloser or the Disclosee or their respective Representatives or others.

10.3 Survival. On termination of this Agreement, Disclosee shall return all Confidential Information to Discloser. The obligations of Section 10 shall survive termination of this Agreement in perpetuity.

11. OTHER COVENANTS OF THE BUYER AND SELLERS.

11.1 Tax Considerations. Buyer agrees that the Sellers may assign their interests in the Casino Property and Casino Facilities, and/or the Sports Bar Property and Sports Bar Facilities to an

exchange facilitator for the purpose of completing an exchange in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code and applicable state revenue and taxation code sections (a “1031 Exchange”). Buyer agrees to cooperate with the Sellers in implementing any assignment and 1031 Exchange provided that such cooperation shall not entail any additional expense to the Buyer or cause the Buyer any liability whatsoever beyond Buyer’s existing obligations under this Agreement. No assignment by the Sellers shall relieve them from any of their obligations under this Agreement, nor shall the Sellers’ ability to consummate a tax deferred exchange be a condition to the performance of the Sellers’ obligations under this Agreement.

11.2 Costs. Costs and expenses relating to the Transaction shall be borne and paid as follows:

(a) All real property transfer taxes shall be paid one-half by Sellers and one-half by Buyer, and all recording fees relating to the Deed shall be borne and paid by Sellers and all sales, use or similar taxes, if any, relating to the Purchased Assets shall be paid by the Sellers and the Sellers shall deliver a receipt prior to or at Closing from the Nevada Department of Taxation showing that it has paid all sales taxes due and owing.

(b) Sellers shall have paid all required state unemployment taxes through the date of Closing and shall deliver at Closing a letter to such effect from the Nevada Department of Employment Security.

(c) The Buyer has elected to purchase an ALTA Owner’s and Lender’s Policy of Title Insurance and endorsements as provided in Section 8(b). The Sellers shall be responsible for the payment of that portion of the premium which would equal the cost of a CLTA Owner’s Policy of Title Insurance and Buyer shall be responsible for all costs, charges and expenses in excess of that amount.

(d) The costs and expenses of Title Company for the escrowing of the monies and documents as contemplated herein and by the Escrow Agreement shall be paid one-half by Seller and one-half by Buyer.

(e) Except as otherwise specifically provided in this Agreement, Sellers and Buyer shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein including, without limitation, legal and accounting fees and expenses.

11.3 Gaming Taxes and Fees. Buyer shall be responsible for the payment of all expenses relating to the approval of Buyer for a non-restricted gaming license and shall further be responsible for all gaming taxes and fees relating to the transfer of the Purchased Assets to Buyer which may be assessed by the Nevada Gaming Authorities pursuant to Chapter 463 of the Nevada Revised Statutes or the Regulations promulgated thereunder and all gaming taxes and fees accruing after the Transfer.

11.4 Possession. Possession of the Purchased Assets, Casino Property and the Sports Bar Property shall be given to Buyer as of the Closing Date as follows:

(a) Upon delivery of possession of the Purchased Assets, Casino Property and the Sports Bar Property, Dayton Depot and Redhawk shall be entitled to retain all cash relating to the Casino Business and the Sports Bar Business other than the Bankroll Funds, which Buyer shall purchase.

(b) The cash in the currency acceptors and drop boxes in all Gaming Devices, calculated as provided in this Section 11.4(b), shall be included as a portion of the Bankroll Funds. Buyer shall, prior to the Closing, sample the coin in the hoppers in no less than ten percent 10% of the Gaming Devices in play in the Casino Business and the Sports Bar Business. The results of that count shall be compared on a percentage basis, for each denomination, with the initial fill required by Sellers’ respective systems of internal control (Theoretical Fill). The percentage thus obtained shall be multiplied by the Theoretical Fill, for all Gaming Devices, by denomination, and the product shall be included as a portion of the Bankroll Funds. Coin in the hoppers at the Closing shall belong to Buyer subject to the Post Closing Adjustment.

(c) With respect to progressive jackpots, if any, the Sellers shall be responsible for the accrued liability shown by the progressive meter readings (less resets) on the machines as of the Closing and the books and records of the Company.

(d) As soon as practicable, Sellers and Buyer will agree upon a transition plan containing full details of the procedures for the transfer of the Bankroll Funds and the operations of the casino embodying the understandings set forth in this Section.

(e) Buyer understands that Sellers, in the normal course of business, have conducted special events or promotions designed to attract customers to the Casino Business and the Sports Bar Business, one or more of which special events or promotions involved the issuance of discount or other customer entitlement coupons. Buyer agrees to accept and honor all valid and unexpired discount or entitlement coupons tendered after the Closing Date. Seller shall indemnify Buyer from all expenses in excess of $10,000 relating to any promotional discounts and coupons which are issued prior to the Closing Date but redeemed subsequent thereto.

12. CLOSING; CLOSING DATE. Subject to the satisfaction of all terms and conditions set forth in this Agreement, and unless extended pursuant to Section 14 below, the closing of the sale and purchase herein contemplated (the “Closing”) shall occur on the Closing Date defined in Section 1.16 above, at the offices of Bible, Hoy & Trachok in Reno, Nevada.

13. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION.

13.1 Destruction or Damage. In the event that prior to the Closing Date, the Purchased Assets, or any material part thereof, are destroyed or damaged, Buyer shall have the right exercisable by giving notice to Sellers within fifteen (15) days after Buyer learns of the destruction or damage, to terminate this Agreement. In the event Buyer elects to so terminate, neither party shall have any further rights or obligations under this Agreement except that any Purchase Deposit with interest, if any, shall be immediately refunded to Buyer or in the alternative, any letter of credit in favor of Sellers shall be immediately cancelled. If Buyer does not elect to so terminate, then Buyer shall accept the Purchased Assets on the Closing Date in their then physical condition with no reduction in the Purchase Price and Buyer shall be entitled to receive: (i) an assignment of all of Sellers’ rights to any insurance proceeds payable by reason of such damage or destruction, and Sellers shall execute and deliver to Buyer a written assignment thereof (together with all of Sellers’ right to compromise, settle or adjust any claims to such proceeds) at or prior to the Closing; and (ii) a credit against the Purchase Price for any deductible or self insured retention on any insurance policy or obligated person responsible for such claim, deductible or retention. Sellers shall cooperate with Buyer and take all reasonable actions requested by Buyer in order to give effect to and carry out the intent and terms of such assignment provided that in no event shall Sellers be required to incur any cost or expense in doing so (and, subject to the foregoing, Sellers shall be relieved of any further obligation with respect to the collection of such proceeds). Sellers shall not compromise, settle or adjust any claims to such proceeds without Buyer’s prior written consent, and any proceeds received by Sellers prior to the Closing Date shall be deposited into escrow and disbursed to Buyer at the Closing.

13.2 Condemnation. In the event that prior to the Closing Date, the Casino Property, Casino Facilities, Sports Bar Property or Sports Bar Facilities, or any part thereof, is taken or becomes condemned or becomes the subject of a pending or threatened taking, condemnation or rezoning by any governmental, quasi-governmental or public authority, under Chapter 279 of the Nevada Revised Statutes or otherwise, Buyer shall have the right to proceed as set forth in this Section 13.

(a) Buyer shall have the right exercisable by giving notice to Sellers within fifteen (15) days after Buyer learns of the same, to terminate this Agreement in the event that the condemnation or taking is, or would be if consummated, a Material Taking. As used herein, a “Material Taking” shall be deemed to have occurred in the event that the Casino Property, Casino Facilities, Sports Bar Property or Sports Bar Facilities, or any portion thereof, is condemned or taken such that: (i) access to or egress from the Casino Property, Casino Facilities, Sports Bar Property or Sports Bar Facilities or any portion thereof (as such access and egress exists on the date of this Agreement) shall be materially impaired), or (ii) Buyer determines reasonably and in good faith that its plans to develop and operate the Casino Business and the Sports Bar Business as a gaming restaurant and liquor establishment will be materially and adversely affected thereby. Buyer shall include in any such termination notice Buyer’s good faith explanation supporting Buyer’s determination that a Material Taking has occurred. In the event Buyer delivers any such termination notice, neither party shall have any further rights or obligations hereunder except that any Purchase Deposit with interest, if any, shall be immediately refunded to Buyer or in the alternative, any letter of credit in favor of Sellers shall be immediately cancelled.

(b) If Buyer does not terminate the Agreement pursuant to the foregoing provisions of Section 13.2(a), then Buyer shall be required to proceed to Closing, subject to the other terms and Conditions Precedent set forth in this Agreement, and Buyer shall accept the Premises on the Closing Date subject to such condemnation or taking with no reduction in the Purchase Price, in which case Buyer shall be entitled to receive an assignment of all of Sellers’ rights to any condemnation or taking awards or proceeds payable by reason of such condemnation or taking awards, or proceeds payable by reason of such condemnation or taking, and Sellers shall execute and deliver to Buyer a written assignment thereof (together with all of Sellers’ rights to compromise, settle or adjust any claims to such awards or proceeds) at or prior to the Closing. Upon Sellers’ delivery of such assignment, Sellers shall cooperate with Buyer and take all reasonable actions requested by Buyer in order to give effect to and carry out the intent and terms of such assignment, provided that in no event shall Sellers be required to incur any cost or expense in doing so (and, subject to the foregoing, Sellers shall be relieved of any further obligation with respect to the collection of such awards and proceeds). If Buyer proceeds under this Section 13.2(b), Sellers shall not compromise, settle or adjust any claims to such awards or proceeds without Buyer’s prior written consent and any awards or proceeds received by Sellers prior to the Closing Date shall be deposited in the Closing escrow and disbursed to Buyer.

(c) Notice. Sellers agree to give Buyer written notice of any condemnation or taking, or threatened condemnation or taking, and any damage or destruction of the Premises, promptly after learning of the same. The provisions of this Section 13 shall survive the Closing.

14. TERMINATION AND EXTENSIONS.

14.1 Termination.

(a) Buyer may terminate this Agreement for any reason whatsoever by delivering written notice of termination to Seller any time prior to the expiration 45 days following the Effective Date (Due Diligence Period). The failure of Buyer to give notice of termination within the Due Diligence Period shall constitute a binding waiver of Buyer’s right to terminate under this Section 14.1(a). If Buyer elects to terminate during the Due Diligence Period the Purchase Deposit and interest, if any, on deposit with the escrow agent shall be immediately returned to Buyer or, in the alternative, the Buyer’s letter of credit shall be immediately cancelled and neither party shall have any further rights or obligations under this Agreement save those which specifically survive termination.

(b) If the Closing has not occurred because of a failure of any of the conditions set forth in Section 6.1(a)-(k), Section 6.1(d), the Buyer shall have the right to: (i) proceed to Closing on the same terms and conditions set forth in this Agreement, or (ii) terminate this Agreement and receive the Purchase Deposit and interest, if any, from the escrow agent, or in the alternative, immediately cancel the letter of credit and Buyer shall retain any legal remedies it may have against Sellers.

(c) If the Closing does not occur because of Buyer’s termination of this Agreement under Section 11.4(f) or Section 13, the Purchase Deposit and all other sums on deposit with the escrow agent shall be immediately returned to Buyer or, in the alternative, the Buyer’s letter of credit shall be immediately cancelled and neither party shall have any further rights or obligations under this Agreement save those which specifically survive termination.

(d) The Buyer, at its expense, will immediately engage a reputable engineering firm to perform an industry standard Phase I environmental report on the Premises which shall include an examination of the structures on the Premises and a report with respect to any asbestos problem. Such report shall be completed as soon as possible, but no later than 45 days. If the results of the report are materially unsatisfactory in the Buyer’s reasonable business judgment and if the Seller declines to fully satisfy, at its sole expense, the recommendations set forth in the report, including all necessary remediation measures, the Buyer shall have the right to: (i) proceed to Closing on the same terms and conditions set forth in this Agreement, or (ii) terminate this Agreement and receive the Purchase Deposit and interest, if any, from the escrow agent, or in the alternative, immediately cancel the letter of credit; provided however, if Buyer elects to proceed to Closing under alternative (i) it will satisfy, at its sole expense, the recommendations set forth in the report and, unless the Sellers had actual, conscious knowledge of the defects causing the recommendations, the Buyer shall have no legal remedy against the Sellers for such defects.

(e) The Buyer at its expense will immediately engage a reputable firm to conduct an ALTA survey of the Premises. Such report shall be completed as soon as possible but not later than 45 days following the Effective Date. If the survey discloses the existence of easements or items are reflected which, in the Buyer’s reasonable discretion, adversely affect Title or the Buyer’s ability to utilize or expand the improvements on the Premises or other defects which materially deviate from the Title Report and the Seller declines, at its sole expense, to cause such easements to be removed or to cure such defects, the Buyer shall have the right to: (i) proceed to Closing on the same terms and conditions set forth in this Agreement; or (ii) terminate this Agreement and receive the Purchase Deposit and interest, if any from the escrow agent, or in the alternative, immediately cancel the letter of credit. Upon any such termination, the Buyer shall have no further legal remedies against the Sellers.

(f) The Buyer at its expense will immediately engage a reputable law firm to determine that the provisions of NRS 463.1605 and applicable local ordinances do not restrict the Nevada Gaming Authorities from granting Buyer a nonrestricted gaming license for the Casino Business and the Sports Bar Business. The determination shall be completed as soon as possible but not later than 45 days following the Effective Date. If the determination discloses facts which, in the Buyer’s reasonable discretion, adversely affect the Buyer’s ability to utilize or expand the Casino Business and the Casino Facilities or the Sports Bar Business and the Sports Bar Facilities, the Buyer shall have the right to: (i) proceed to Closing on the same terms and conditions set forth in this Agreement; or (ii) terminate this Agreement and receive the Purchase Deposit and interest, if any, from the escrow agent or, in the alternative, immediately cancel the letter of credit. Upon any such determination, the Buyer shall have no further legal remedies against the Sellers.

(g) During the month prior to Closing, accountants for the Dayton Depot and Redhawk and accountants for the Buyer shall calculate the Closing EBITDA. If the Closing EBITDA is less than the Pricing EBITDA Buyer shall have the right to: (i) proceed to Closing on the terms and conditions set forth in this Agreement; or (ii) terminate this Agreement and receive from the escrow agent all amounts deposited under (e) and (f) above along with the Purchase Deposit and interest, if any. Upon termination under this Section 14.1(k), the Buyer shall have no further legal remedies against the Sellers.

15. INDEMNIFICATIONS. Subject to the caps stated in Sections 15.5 and 15.6, the parties agree to indemnify each other as follows:

15.1 Indemnification by Seller. From and after the Closing (except as otherwise provided in this Section 15.1), Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all claims, losses, damages, liabilities, penalties, interest, costs and expenses (including reasonable attorneys’, accountants’ and consultants’ fees and expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, “Losses”) reasonably incurred by Buyer in connection with, or resulting from, any or all of the following:

(a) Any breach of any representation or warranty made by Seller in this Agreement;

(b) Any breach in the performance of any covenant, agreement or obligation of Seller or Alliance contained in this Agreement;

(c) Any Environmental Liabilities resulting from Hazardous Materials present on the Casino Property, Casino Facilities or the Sports Bar Property or the Sports Bar Facilities prior to the Closing or which otherwise relate to the pre-Closing Casino Business or the Sports Bar Business.

(d) Any third party claim related to the Purchased Assets or the Property arising from any act, conduct or omission of Sellers or their affiliates, officers, directors, managers, employees or agents occurring at any time or times before or on the Closing Date, including, but not limited to, claims for personal injury and property damage.

(e) Any liability imposed upon Buyer under chapters 372, 374 and 377 of the Nevada Revised Statutes by reason of the failure of the sale of the Purchased Assets to qualify as an occasional sale.

15.2 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Sellers and each of their respective Affiliates, directors, managers, trustees, officers, employees, attorneys, agents, representatives, successors and assigns in respect of any and all Losses reasonably incurred by Sellers in connection with, or resulting from, each and all of the following:

(a) Any breach of any representation or warranty made by Buyer in this Agreement;

(b) Any breach in the performance of any covenant, agreement or obligation of Buyer in this Agreement; and

(c) Any Environmental Liabilities resulting from Hazardous Materials released on the Casino Property, Casino Facilities or the Sports Bar Property or Sports Bar Facilities subsequent to the Closing or which otherwise relate to the post-Closing Casino Business or the Sports Bar Business.

(d) Any third party claim related to the Purchased Assets and/or arising from any act, conduct or omission of Buyer or its affiliates occurring at any time or times after the Closing Date, including, but not limited to, claims for personal injury and property damage.

15.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party obligated to provide indemnification (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim; provided however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not result in actual and material prejudice to the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

15.4 Defense of Third Party Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may (but shall not be obligated to), upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the Indemnifying Party acknowledges to the indemnified party in writing, within 15 days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the Indemnifying Party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the Indemnifying Party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party will be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the Indemnifying Party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, however, that in any circumstances in which the indemnified party has assumed the defense of a claim, the indemnified party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the Indemnifying Party shall reimburse the indemnified party on a monthly basis for the reasonable fees and expenses of counsel retained by the indemnified party, which counsel shall be reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

15.5 Limitation on Buyer’s Indemnity Claims.

(a) No claim, demand, suit or cause of action shall be brought against Sellers under this Section 15 unless and until the aggregate amount of all Losses under this Section 15 exceeds Fifty Thousand Dollars ($50,000), in which event, Buyer shall be entitled to indemnification from Sellers for all losses from the first dollar up to the aggregate limitations established in Section 15.5(b).

(b) Notwithstanding any other provisions of this Section 15, the aggregate amount of indemnification that may be asserted by Buyer against Sellers for non-Environmental Liabilities under this Section 15, shall be limited to One Million, Five Hundred Thousand Dollars ($1,500,000); and the aggregate amount of indemnification that may be asserted by Buyer against Seller under this Section 15 for any Environmental Liabilities (exclusive of any claims for indemnification for any other matters under this Article IX) shall be limited to Two Million Five Hundred Thousand Dollars ($2,500,000).

(c) None of the monetary limitations contained in this Section 15.5 shall apply to any Losses relating to: (i) any matter that is based upon the fraud, willful misconduct or intentional breach of Sellers, or (ii) any breach of any representation or warranty in Sections 4.6, 4.12 and 4.13.

(d) Notwithstanding any contrary provision of this Agreement, If, prior to the Closing, Buyer becomes aware or any matters which make any of Sellers’ representations or warranties untrue, Buyer shall promptly (within five (5) days after obtaining actual knowledge of such matters but in any event prior to Closing) disclose such matters to Seller in writing. In the event that Buyer fails to so disclose such matters, Buyer shall have no claim for indemnity for such matters under this Section 15 unless such matters also constitute a breach of an express covenant of Seller set forth in this Agreement.

15.6 Limitations on Seller’s Indemnity Claims.

(a) No claim, demand, suit or cause of action shall be brought against Buyer under this Section 15, unless and until the aggregate amount of all Losses under this Section 15 exceeds Fifty Thousand Dollars ($50,000), in which event, Sellers shall be entitled to indemnification from Buyer for all losses from the first dollar up to the aggregate limitations established in Section 15.6(b).

(b) Notwithstanding any other provisions of this Section 15, the aggregate amount of indemnification that may be asserted by Seller against Buyer under this Section 15, shall be limited to One Million Five Hundred Fifty Thousand Dollars ($1,500,000).

(c) None of the monetary limitations contained in this Section 9.6 shall apply to any Losses relating to any matter that is based upon the fraud, willful misconduct or intentional breach of Buyer.

(d) Notwithstanding any contrary provision of this Agreement, If, prior to the Closing, Seller becomes aware or any matters which make any of Buyer’s representations or warranties untrue, Seller shall promptly (within five (5) days after obtaining actual knowledge of such matters but in any event prior to Closing) disclose such matters to Buyer in writing. In the event that

Seller fails to so disclose such matters, Seller shall have no claim for indemnity for such matters under this Section 15 unless such matters also constitute a breach of an express covenant of Buyer set forth in this Agreement.

15.7 General Limitations on Claims.

(a) Other than claims based upon fraud or willful misconduct of the parties hereto, Buyer and Sellers agree that their obligations to satisfy any claim for Losses under this Section 15 shall not include any punitive, incidental, indirect, special or consequential damages.

(b) The amount of any Losses shall be reduced by any insurance recoveries or indemnities or contribution or similar payments actually received by the Indemnified Party from any third party as a result of the incurrence of such Losses or the facts or circumstances giving rise thereto, net of any costs of collection or other fees, costs and expenses actually incurred by the Indemnified Party in obtaining such insurance recoveries, indemnities, contributions or similar payments. If an Indemnifying Party pays to an Indemnified Party an amount in respect of a Loss, and the Indemnified Party subsequently receives from a third party a sum which relates to such Loss, the Indemnified Party shall forthwith repay to the Indemnifying Party so much of the amount paid by such Indemnified Party as does not exceed the sum recovered by the Indemnified Party from the third party less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining that payment and in recovering that sum from the third party.

16. NONCOMPETITION AGREEMENTS. Dayton Depot, Redhawk, and the Trust, covenant that they will cause Cletus F. Wandler, Georgette Wandler and Troy Wandler to agree that, for a period of five (5) years following the Effective Date they will not, individually, collectively, directly or indirectly (i) compete with Buyer in the gaming business or related activities within a radius of ten (10) miles from the Depot Casino or the Redhawk Sports Bar excluding, however, Carson City, Nevada, and (ii) that they will not directly or indirectly participate in any capacity, including, without limitation, as an officer, partner, employee, consultant or owner, or, without the consent of Buyer, which consent may be withheld for any reason or no reason, as a director, manager or trustee in any entity or business venture which is engaged in the gaming business or related activities in any portion of the Territory, except on behalf of the Buyer; (iii) induce any person who has an employment, officer or agency relationship with Buyer or any of the Buyer’s Affiliates to terminate the relationship, or (iv) induce or prevent any person who has an employment, officer or agency relationship with Sellers and is engaged in the Casino Business or the Sports Bar Business, including, but not limited to Debbie Vaughan, from accepting employment with Buyer in its post Closing conduct of either of those businesses, in the form of Exhibit 18.

17. RV PARK

17.1 Stags Leap intends to develop the RV Park adjacent to the Depot Casino on the RV Park Property. All necessary plans and permits for the development have been applied for and Stags Leap has entered into an oral contract with Bob Fitz for the construction of the RV Park on the terms and conditions set forth in Exhibit 17.1 (Construction Contract). The RV Park will include, at a minimum, 51 spaces, an office, laundry, showers and a dump station as provided in the plans and specification. Stags Leap shall use reasonable efforts to commence and conclude construction of the RV Park within two (2) years after the Closing Date.

17.2 In the event that the RV Park is not completed and open for business within two (2) years from and after the Closing Date (Permitted Construction Period), Buyer, or its assignee (which must be a wholly owned subsidiary of Buyer or The Sands Regent) shall have an option to purchase the real property upon which the RV Park is being or was to be developed, together with all plans, specifications, licenses and permits, and such portion of the RV Park as has been completed at the expiration of the Permitted Construction Period, as provided in Exhibit 19.

18. BROKERS.

Sellers and Buyer each represent and warrant to the other that no brokerage commission, finder’s fee or other compensation is due or payable by reason of either’s actions in the transactions contemplated hereby. Each party agrees to indemnify and hold the other harmless from and against any Damages incurred by the other by reason of any breach or inaccuracy of the representation and warranty contained in this Section 16. The parties’ respective obligations under this Section 16 shall survive the termination of this Agreement.

19. AGREEMENTS REGARDING TITLE, TITLE INSURANCE POLICIES AND EXCEPTIONS.

19.1 Buyer acknowledges receipt of the Preliminary Title Report and all documents of record listed as title exceptions in the Preliminary Title Report (Title Exceptions).

19.2 Buyer shall have fifteen (15) business days after the Effective Date (Exception Review Period) within which to review and approve or disapprove the matters affecting the title to the Property disclosed by the Preliminary Title Report. Prior to expiration of the Exception Review Period, Buyer shall notify Sellers in writing of any objections to the title to the Property as disclosed by the Preliminary Title Report (Objectionable Title Matters). All matters affecting the title to the Property and disclosed by the Preliminary Title Report shall, if not timely objected to by Buyer in its Objectionable Title Matters, be deemed Permitted Exceptions. If Buyer timely gives notice to Seller of any Objectionable Title Matters, then Seller shall cause all Objectionable Title Matters to be removed as exceptions to Buyer’s title to the Property.

19.3 Seller and Buyer shall cooperate diligently to provide customary documents required by the Title Company as a condition to the issuance of the Title Policies.

20. MISCELLANEOUS.

20.1 Entire Agreement. Except for the other transaction documents expressly contemplated by this Agreement, this Agreement is the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement or with respect to any failure to perform in accordance therewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

20.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

20.3 Time of the Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

20.4 Notices. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other or upon any title company or escrow holder hereunder shall be in writing and delivered by personal service (including express or courier service), by electronic communication whether by e-mail, telegram or telecopying (with confirmed receipt required), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Sellers:	Cletus F. Wandler
377 South Nevada Street
Carson City, Nevada 89403
Fax No. 775-882-7070

With a copy (which does
not constitute notice) to:	Avansino, Melarkey, Knobel and Mulligan.
Wiegand Center
165 West Liberty Street
Suite 210
Reno, Nevada 89501
Fax No.: (775) 333-0305
Attention: Michael J. Melarkey

If to Buyer:	The Sands Regent
345 North Arlington Avenue
Reno, Nevada 98501
Telecopy: (775) 348-6241
Attention: Rob Medeiros

With a copy (which does
not constitute notice) to:	Bible Hoy & Trachok
201 W. Liberty Street, 3rd Floor
Reno, Nevada 89501
Telecopy: (775) 786-7426
Attention: David L. Mousel

Any party may change its address for notice by written notice given to the other in the manner provided in this Section 20.4. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, one (1) day after the date of confirmed dispatch, if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

20.5 No Other Representations. The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

20.6 Saving Clause. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision which is not so material that it comprises the essence of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

20.7 Standards of Interpretation. (i) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason (including by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the parties, it being recognized that both Buyer and Sellers, and their respective counsel, contributed materially and substantially to the preparation of this Agreement). Wherever the words “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed the same. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement; and (ii) the representations and warranties contained in Section 4 above, and elsewhere in this Agreement, shall in each and every event whereby an exercise of discretion or a statement to the “best knowledge”, “best of knowledge” or “knowledge” is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith, with due diligence, to the best efforts of each such party and be exercised always in a reasonable manner and within reasonable times.

20.8 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement for a period of eighteen (18) months following the Closing, except for Sellers’ representations and warranties contained in Section 4.7 which shall survive for the period of the applicable statute of limitations.

20.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of this Agreement shall be brought by and against the parties in the United States District Court for the District of Nevada in Reno, Nevada or, in the event that the dollar jurisdictional amount for federal court jurisdiction is not met, then such action shall be brought in the Court in Washoe County, Nevada, and each of the parties hereto hereby consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

20.10 Remedies. The limitation of remedies contained in Sections 11(d)(vi), 13 and 14 is not intended to restrict any other legal remedies the parties may have against each other arising under this Agreement.

20.11 Attorneys’ Fees. If any action is brought by either party against the other party hereunder, the prevailing party shall be entitled to recover from the other party reasonable attorneys’

court costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean the fees and expenses of counsel to the parties hereto, which may include printing, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.

20.12 Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their legatees, legal representatives, executors or administrators, respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Sellers or Buyer hereunder shall be transferred or assigned, without the prior written consent of the other party; provided Buyer shall have the right to assign all of its right, title and interest under this Agreement to any Subsidiary of Buyer at any time prior to the Closing, whereupon such assignee shall succeed to all of the rights and obligations of Buyer hereunder but Buyer shall nevertheless remain liable for all its obligations hereunder.

20.13 Exhibits. All Exhibits and Schedules attached hereto are incorporated herein by reference. All Exhibit, Schedule and Section references in this Agreement refer to the sections of and the schedules and exhibits attached to this Agreement, unless the context clearly indicates otherwise.

20.14 No Joint Venture. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being, the intention of the parties to merely create the relationship of Sellers and Buyer with respect to the property to be conveyed as contemplated hereby.

20.15 No Recording. This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

The Sands Regent		Dayton Depot

By:	/s/ Ferenc B. Szony	By:	/s/ Cletus F. Wandler
Its:	Pres/CEO	Its:	President

Stags Leap Partners, LLC		Redhawk Ventures, LLC

By:	/s/ Cletus F. Wandler	By:	/s/ Cletus F. Wandler:
Its:	Manager	Its:	Manager

Wandler Family Trust

		By:	/s/ Cletus F. Wandler:
Cletus F. Wandler, Trustee

		By:	/s/ Georgette Wandler
Georgette Wandler, Trustee

State of Nevada	)
	)	ss.
County of Carson City	)

This instrument was acknowledged before me on this 25th day of February, 2005 by Cletus F. Wandler, as President of Dayton Depot.

/s/ Elaine Tuteur
Notary Public

State of Nevada	)
	)	ss.
County of Carson City	)

This instrument was acknowledged before me on this 25th day of February, 2005 by Cletus F. Wandler, as Manager of Redhawk Ventures, LLC.

/s/ Elaine Tuteur
Notary Public

State of Nevada	)
	)	ss.
County of Carson City	)

This instrument was acknowledged before me on this 25th day of February, 2005 by Cletus F. Wandler, as co-trustee of the Wandler Family Trust.

/s/ Elaine Tuteur
Notary Public

State of Nevada	)
	)	ss.
County of Carson City	)

This instrument was acknowledged before me on this 25th day of February, 2005 by Georgette Wandler, as co-trustee of the Wandler Family Trust.

/s/ Elaine Tuteur
Notary Public

State of Nevada	)
	)	ss.
County of Carson City	)

This instrument was acknowledged before me on this 25th day of February, 2005 by Cletus F. Wandler, as Manager of Stags Leap Partners, LLC.

/s/ Elaine Tuteur
Notary Public

State of Nevada	)
	)	ss.
County of Washoe	)

This instrument was acknowledged before me on this 25th day of February, 2005 by Ferenc B. Szony as President of The Sands Regent.

/s/ Dawn L. Grover
Notary Public

EXHIBITS

Exhibit 1A Assignment of Equipment Leases and Contracts

Exhibit 1B Assignment of Tradenames

Exhibit 2 Buyer Assumed Liabilities

Exhibit 3A Casino Deed

Exhibit 3B Sports Bar Deed

Exhibit 4 Casino Operating Assets

Exhibit 5A Casino Property (legal description)

Exhibit 5B Sports Bar Property (legal description)

Exhibit 5C RV Park Property (legal description)

Exhibit 6 Calculation of Pricing EBITDA and Closing EBITDA

Exhibit 7A Dayton Depot Bill of Sale

Exhibit 7B Redhawk Bill of Sale

Exhibit 8 Equipment Leases and Contracts

Exhibit 9 Escrow Agreement

Exhibit 10 Redhawk Operating Assets

Exhibit 11 Retained Assets

Exhibit 12 Retained Payables

Exhibit 13 Sports Bar Operating Assets

Exhibit 14 Title Report

Exhibit 15 Employee Termination (Bonus and Severance Agreements)

Exhibit 16A Sellers’ Certificate

Exhibit 16B Buyer’s Certificate

Exhibit 17 Form of Opinion of Avansino, Melarkey, Knobel & Mulligan

Exhibit 17.1 RV Park Construction Terms and Conditions

Exhibit 18 Confidentiality and Non-Competition Agreement

Exhibit 19 RV Park Option

Exhibit 20 Tax Allocation Schedule

Exhibit 21 Certificate of the Administrator of the Wandler Companies Retirement Plan

SCHEDULES

Schedules 2.12(b)1 Post Closing Schedule-Casino Business

Schedule 2.12(b)2 Post Closing Schedule-Sports Bar Business

Schedule of Trademarks and Tradenames as required by Section 3.3(i)

Schedule of Environmental Claims as required by Section 3.3(j)

Schedule 4.3(a) Compliance

Schedule 4.3(b) Compliance

Schedule 4.3(c) Compliance

Schedule 4.4 Consents and Approvals; No Violation

Schedule 4.5 Labor Matters

Schedule 4.6(b) Purchased Assets Permitted Exceptions

Schedule 4.7 Environmental Matters

Schedule 4.11 No Material Adverse Change

Schedule 4.13(a) Employee Benefit Plans

Schedule 4.13(c) Death and Health Care Continuation Benefits

Schedule 4.20 Insurance Claims

Schedule 4.21 Legal Proceedings

Schedule 4.35 Banks

Schedule 4.36(b) Exceptions to Marketable Title to the Property

Schedule 4.36(c) Zoning, Material Violations-Property

Schedule 4.36(d) Contracts-Property

Schedule 4.37 Mortgages, Deeds of Trust and Security Interests

Schedule 5B Exceptions, Representations, Warranties and Covenants of The Sands Regent.

Schedule 7.8 Tenants, Post Closing

Schedules 2.12(b)1

Post Closing Schedule-Casino Business

Schedule 2.12(b)2

Post Closing Schedule-Sports Bar Business

Schedule of Trademarks and Tradenames

as required by Section 3.3(i)

Schedule of Environmental Claims

as required by Section 3.3(j)

Schedule 4.3(a)

Compliance

Schedule 4.3(b)

Compliance

Schedule 4.3(c)

Compliance

Schedule 4.4

Consents and Approvals; No Violation

Schedule 4.5

Labor Matters

Schedule 4.6(b)

Purchased Assets Permitted Exceptions

Schedule 4.7

Environmental Matters

Schedule 4.11

No Material Adverse Change

Schedule 4.13(a)

Employee Benefit Plans

Schedule 4.13(c)

Death and Health Care Continuation Benefits

Schedule 4.20

Insurance Claims

Schedule 4.21

Legal Proceedings

Schedule 4.35

Banks

Schedule 4.36(b)

Exceptions to Marketable Title to the Property

Schedule 4.36(c)

Zoning, Material Violations-Property

Schedule 4.36(d)

Contracts-Property

Schedule 4.37

Mortgages, Deeds of Trust and Security Interests

Schedule 5B

Exceptions, Representations, Warranties and Covenants of The Sands Regent.

Schedule 7.8

Tenants, Post Closing